As Filed with the Securities and Exchange Commission on August 9, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

MOBILITYPAY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	99-0371233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

28126 Peacock Ridge Drive, Suite 210

Rancho Palos Verdes, California 90275

(Address of principal executive offices) (Zip Code)

(310) 541-4102

(Registrant’s telephone number, including area code)

Copies to:

John W. Martin

Chief Executive Officer

MobilityPay Holdings, Inc.

28126 Peacock Ridge Drive, #210

Rancho Palos Verdes, CA 90275

(310) 541-4102

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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EXPLANATORY NOTE

Mobilitypay Holdings, Inc. (“we,” “us,” “our” or “MobilityPay”) is filing this registration statement on Form 10 pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) because we are seeking to reregister our common stock, par value $0.001 (the “Common Stock”), pursuant to Section 12 of the Exchange Act.

From approximately February 2016 through May 29, 2018, our Common Stock was registered pursuant to Section 12 of the Exchange Act. However, on May 29, 2018, the registration of our Common Stock pursuant to Section 12 of the Exchange Act was revoked by the U.S. Securities and Exchange Commission (SEC) for failure to file timely periodic reports with the SEC as required by Section 13(a) and Rules 13a-1 and 13a-13 of the Exchange Act. The principal reason why we were unable to comply with our previous reporting obligations was because we were the subject of fiduciary duty breaches and the perpetration of fraudulent activities on us by our prior management which severely compromised our ability to meet our prior Exchange Act reporting obligations on a timely basis.

As reported in a Form 8-K/A that we filed with the SEC on December 16, 2017, during the third quarter of 2017, our Board of Directors commenced an internal investigation after we discovered that our former chairman of the board, chief executive officer and president, Kristian Finstad, misappropriated what we estimated at the time was $4.9 million of our cash assets from us over the course of the 2015 and 2016 years. Our then preliminary findings indicated that the misappropriated funds were sometimes reflected as cash balances in our financial statements even after Mr. Finstad had taken these funds out of our bank accounts with the intent to deprive us of the funds permanently. Other times Mr. Finstad used the misappropriated funds to engage in transactions that created fake financial obligations of us to him. Further, Mr. Finstad’s misappropriation activities were supported by his intentional falsification of our records relating to a number of significant transactions and dispositions of our assets during the 2015 and 2016 years. Mr. Finstad’s fraudulent activities were aided by our former chief financial officer’s failure to establish and institute reasonable internal controls designed to detect and prevent fraud and safeguard our assets.

The falsification of our records by Mr. Finstad resulted in us failing to account for certain transactions in our financial statements, and in some instances mischaracterizing the true nature of certain transactions in our financial statements. Given the foregoing, we concluded that our financial statements for our fiscal years ended March 31, 2014 and 2015, and for our quarterly periods ended June 30, September 30, and December 31, 2015 (hereinafter collectively referred to as the “Prior Financial Statements”) contained material errors related to the misappropriation of our cash by Mr. Finstad and the falsification of our records by Mr. Finstad.

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During the first week of January 2018, our management commenced the process of restating the Prior Financial Statements and preparing for filing with the SEC previously unfiled and delinquent quarterly and annual reports for us. This process involved our management reviewing, analyzing and reassessing substantially all of our previously recorded accounting transactions to determine their legitimacy and accuracy (the “Restatement Process”).

The Restatement Process resulted in the creation of a set of restated financial statements covering our fiscal years ended March 31, 2014, 2015 and 2016 (the “Restated Financial Statements”) in or around February 2018. Soon thereafter, our then independent auditors commenced an audit, and where appropriate, a review of the Restated Financial Statements, with a view of supporting our ability to appropriately file amended current and quarterly reports with the SEC reflecting the Restated Financial Statements, and thereafter providing us with the basis to file true and accurate subsequent quarterly and annual reports that at the time were considered delinquent.

On May 8, 2018, the SEC commenced administrative proceedings against us (Administrative Proceedings File No. 3-18475) to revoke the registration of our securities pursuant to Section 12 of the Exchange Act for our failure to file timely periodic reports with the SEC as required by Section 13 (a) and Rules 13 a-1 and 13a-13 of the Exchange Act. On May 29, 2018 the registration of our securities pursuant to Section 12 of the Exchange Act was revoked by the SEC. At the time that the registration of our securities pursuant to Section 12 of the Exchange Act was revoked by the SEC, we had prepared, and were in the process of filing with the SEC, a series of current, quarterly and annual reports relating to our Restated Financial Statements. However, we were unable to effectuate these filings due to the SEC’s revocation of the registration of our securities under Section 12 of the Exchange Act.

Once the registration of our Common Stock becomes effective, we will once again be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us to file, among other things, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements with the SEC, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12 of the Exchange Act.

Our periodic and current reports will be available on our website, www.mobilitypayinc.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement, including statements containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar words, constitute “forward-looking statements.” These forward-looking statements, which are based on our current plans, expectations and projections about future events, should not be unduly relied upon. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you therefore against relying on any of these forward-looking statements.

The forward-looking statements included herein are based upon our assumptions, estimates and beliefs and involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks and other factors, which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section of this registration statement entitled “Item 1.A Risk Factors.”

Any of the assumptions underlying forward-looking statements could be inaccurate. All forward-looking statements are made as of the date of this registration statement and the risk that actual results will differ materially from the expectations expressed in this registration statement will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this registration statement, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this registration statement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this registration statement will be achieved.

MARKET, RANKING AND OTHER INDUSTRY DATA

This registration statement includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Certain industry publications described below represent research opinion or viewpoints published, as part of a syndicated subscription service, and are not representations of fact. Such industry publications speak as of their original publication date (and not as of the date of this registration statement) and the opinions expressed in those reports are subject to change without notice. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Item 1.A Risk Factors” in this registration statement.

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ITEM 1.	BUSINESS

Our History

We were incorporated under the laws of the State of Nevada on May 11, 2011. We are a financial technology (fintech) company involved in the development, marketing and delivery of innovative mobile payment and associated business solutions to the U.S. gig economy. Our initial product launch will consist of a mobile application that will have as its principal feature, the ability to enable digital payments to take place between individuals securely and conveniently through the use of their smartphones (the “MHI Mobile App”). Our MHI Mobile App has been designed to have particular use for effectuating digital payments in situations where an individual wants to pay another individual money as compensation for services rendered when the intended recipient of the payment is providing the services as an employee or contract worker of a third party. In addition to its payment functionality, the MHI Mobile App will deliver to its user certain mobile personal business tools which are relevant to the desires of contract workers to better manage and enhance their day-to-day work challenges and experiences.

Our mission is to become highly relevant in the effectuation of payments occurring within what we call “relational commerce” environments and payments occurring between consumers and individuals providing services in alternative work arrangements as on-call workers and contract workers. We will do so by operating a technology platform that particularly addresses the unique payment needs of independent contract workers and their customers, as well as addressing emerging payments challenges experienced by the on-demand platforms and associations that such independent contract workers provide labor for (the “MHI Platform”).

From approximately April 17, 2015, through May 2016, we were involved in the development and introduction to the market of a smartphone application designed for use by individuals who suffered from food allergies and intolerances, and migraine and chronic headaches (the “Content Checked App”). The Content Checked App was intended to allow its user to scan a food product’s store barcode and be able to determine after the product scan if the particular food product contained allergens or other like substances that could be harmful to the particular user. As part of our efforts to develop our Content Checked App, we also developed a unique database of allergens and food ingredients that directly correlate with food allergies and intolerances, and migraine and chronic headaches. The database supported our then strategy of complimenting the functional capabilities of our Content Checked App with a comprehensive menu and recipe database that we created which offered directions and ideas on how to best prepare food for individuals with allergies,

On or around January 2017, we formally terminated our Content Checked App business. A substantial reason for the termination of our Content Checked App business was the misappropriation of approximately $3.8 million of our cash by a former chief executive officer of ours during our fiscal years ended March 31, 2015 and 2016. The misappropriation of a substantial amount of our cash assets caused us to have a compromised and continuously eroding working capital position throughout the 2016 year, ultimately culminating in our cessation of business on or around January 2017.

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In July 2017, we underwent a material change in management as our former chief executive officer and chairman of the board, Kristian Finstad, resigned as an officer and director of us, and was replaced by John W. Martin, our current chief executive officer (CEO), principal financial officer and sole director. Since Mr. Martin’s appointment as our principal executive officer, principal financial officer and sole director, management has reorganized us through the reduction of certain costs, settling various contractual obligations and then-pending or threatened litigation, and the compromise of certain debt obligations that we incurred as a result of the termination of our legacy Content Checked App business. Additionally, our current management has led the repositioning of us into a fintech company having a current business objective of developing, marketing and delivering our MHI Mobile App to our intended markets.

Overview of our Planned Mobile Applications Business

Who We Currently Are and What We Intend to Do

We are a financial technology (fintech) company currently developing an innovative mobile application platform which is principally designed to enable digital payments to take place between individuals securely and conveniently through the use of their smartphones. Our MHI Mobile App has been designed to have particular use for effectuating digital payments in situations where an individual wants to pay another individual money as compensation for services rendered when the intended recipient of the payment is providing the services as an employee or contract worker of a third party.

We believe that every day in the United States thousands of person-to-person (P2P) commercial-based transactions occur in which an individual is paid money by another individual for some type of service rendered (or good exchanged) between the individuals when the intended recipient of the payment is providing the services as an employee or contract worker of a third-party. Historically, the most prevalent form of P2P commercial-based payment in the United States is the gratuity payment or “tip” that one individual gives to another as a result of the rendering of a service by one person to another when the service is recognized to be one that has been coordinated or arranged by a third-party employer or contractor. In our society we have learned to view tips and gratuities as a social nicety having no real commercial implications because they do not represent a payment intended for a third-party employer or contractor. However, in reality such payments are indeed commercial transactions between two persons that happens to be shrouded by a social custom or norm which ostensibly transforms the payment into something beyond pure commerce. In this regard, payments that take place between two individuals that are commonly referred to as “tips” or “gratuities” can be more appropriately viewed as what we call “relational commerce;” a midway point between merchant-consumer relationships and peer-to-peer relationships.

The pervasiveness of relational commerce in our society cannot be overstated. We pay gratuities everywhere we go – at the car wash, restaurants, hotels, car service, valets, etc. The access to and movement of money within tipping and gratuity environments is an important market that affects many lives. For example, in many industries “tip wages” constitute the vast majority of income derived by individuals employed within these industries.

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More recently the number and nature of P2P commercial payment scenarios have rapidly expanded as the number of individuals in the United States providing commercial services to other individuals as independent contractors in alternative work arrangements – defined as temporary help agency workers, on-call workers, contract workers and freelancers – has exploded. This collection of independent individuals operating within an alternative work arrangement environment is popularly known now as the “Gig Economy.”

The U.S. gig economy rose from 10.1 percent in February 2005 to 15.8 percent in late 2015. The percentage of workers hired out through contract companies showed the sharpest rise increasing from 0.6 percent in 2005 to 3.1 percent in 2015. Workers who provide services through online intermediaries such as Uber, Door Dash or Amazon Flex, accounted for 0.5 percent of all workers in 2015. During the period 2005 to 2015, about twice as many individuals selling goods or services directly to other individuals reported finding customers through offline intermediaries than through online intermediaries. However, more recently, it has been the growth and widespread presence of on-demand platforms such as Uber, Lyft, Instacart and others which have driven the growth, popularity and lure of the U.S. gig economy and the P2P commercial transactions that are the hallmark of the U.S. gig economy.

The expansion of the U.S. gig economy is not only being fueled by the increase in the number of on-demand platforms that connect individuals for P2P commercial transactions, but it is also being driven by the extension of the gig economy into more and more diverse and high growth industries. For example, the global healthcare industry is undergoing rapid transformation, where healthcare organizations are inherently striving to improve the delivery of their services and are increasingly offering instant access to specialized expertise for the resolution of certain health conditions which are non-life threatening in nature. The U.S. has become a solid market for “on-demand” healthcare services, where a variety of valuable platforms are beginning to make their mark as they successfully connect patients with individual and independent healthcare professional service providers through mobile sites or apps to render consultation, fix appointments and arrange services, or even respond to requests for home visits by doctors.

In the midst of the growth of the U.S. gig economy, and the attendant growth in P2P commercial transactions, serious problems relating to how, and on what basis, individuals receive payments in connection with services they have rendered to other individuals have been exposed. At some level payments issues in P2P commercial transactions have existed even before the advent of the U.S. gig economy. For example, in brick-and-mortar employment settings such as restaurants, casinos and the like, significant social and legal battles have occurred between employers and their “tip wage” employees over control of tips and gratuities received by tip wage employees from other individuals. The ongoing battles between employers and tip wage employees over control of the P2P commercial payments intended for tip wage employees, and the friction in the movement of those payments from the payor to the intended individual payee caused by such battles, have to a large degree been ameliorated by the imposition of state and federal labor laws into the relationship between employers and tip wage employees. These state and federal labor laws significantly govern how, when and on what basis the payments of tips, gratuities and other P2P payment transactions occur in an employment setting.

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In the U.S. gig economy, the absence of an employer-employee relationship between individual service providers and the intermediaries that connect such individual service providers with individual customers has meant that labor laws, which have at times served to reduce the friction of getting payments from one individual to another in a P2P commercial transaction, are wholly absent. This absence has exacerbated the impact that certain structural changes in how payments are broadly occurring in today’s society have had (and continue to have) on P2P commercial payments.

We believe that there are two primary structural factors which are driving the level of friction occurring in the P2P commercial payments area. These factors are: (i) the diminishing role of cash as a payment medium in society and (ii) the prevalence of third-party intermediaries involved in the handling, processing and effectuating of P2P commercial payment transactions.

Cash has historically been the payments medium used to effectuate traditional P2P commercial payments such as tips and gratuities. This is because cash is unique among payment instruments in that anyone can transact face to face payments, any time, any place, with no third parties involved. However, individuals today simply do not maintain the levels of cash on their person that they did some 20 to 30 years ago.

Since the 1950s, as technology has turned its attention towards digitizing transactions, our society has quickly begun to transition into a cash-less one. From the introduction of the credit card in the 1960s, then the debit card in the late 1970’s, our society has positioned cash and checks to become a secondary method for traditional payments. This positioning accelerated in the 1990’s, as PayPal and other intermediary companies made it possible to make payments by email. For a number of reasons, this trend toward a cash-less society is expected to go unabated for some time. As such, a major payment medium for effectuating P2P commercial payment transactions is being systematically reduced as a payment option for P2P commercial transactions.

Concurrently with the reduction of cash as a payment medium in our society, there has been a substantial increase in the use of cards as a payment medium. Since 2016, total card payments – the sum of credit card, non-prepaid debit, and prepaid debit card payments – increased 11.3 billion to reach 123.5 billion and increased $0.50 trillion to reach $6.48 trillion by value in 2017 (the latest Federal Reserve data available). With 82.6 billion payments, debit cards made up 66.9 percent of card payments, by number, in 2017.

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The rise of cards as a principal payment medium in our society has meant that in P2P commercial transactions taking place within employment settings, P2P commercial payments such as tips and gratuities are overwhelmingly now paid through cards, which necessarily requires such payments to be handled and processed by third-party intermediaries. The most prominent example of this occurrence is how tips and gratuities paid by one individual to another within the brick-and-mortar restaurant setting takes place. In restaurant settings tips and gratuities intended for an individual worker within a restaurant are overwhelmingly paid with cards. Such tips and gratuities are usually added as an “additional payment” under a bill generated by the third-party restaurant/merchant. With card processing capabilities exclusively within the hands of merchants (not individual workers), P2P commercial payments in the form of tips and gratuities intended for individual workers are routinely first paid to a third-party who then remits (or settles) the payment with the intended recipient some designated period of time after the tip or gratuity was originally generated by a payor. Because tips and gratuities paid by cards simply do not immediately inure to the benefit of the intended individual recipient and are actually placed under the control of a third party for periods of time, cards have always been a highly inefficient and friction filled payment method for receiving P2P commercial payments within traditional brick-and-mortar settings.

With all of the innovation and disruption that on-demand platforms such as Instacart, Uber and Postmates represent, their approach to payments remains fairly traditional As with their brick-and-mortar cousins, on-demand platforms have also placed themselves as third-party intermediaries in P2P commercial payments between individual independent workers and the customers they serve. Just like a brick-and- mortar establishment, virtually all on-demand platforms serve to collect all payments relating to a service provided by an individual independent worker, including tips and gratuities paid to such workers, and then remit such payments to the individual worker on some form of weekly/bi-weekly periodic basis. The only time this practice does not occur is in the rare instance where an individual worker is paid a gratuity by an individual customer with cash. Because tips and gratuities moving through on-demand platforms usually do not immediately inure to the benefit of the intended individual recipient and are actually placed under the control of the on-demand platform for certain periods of time, the on-demand platforms have established themselves as highly inefficient and friction filled methods for individual workers to receive P2P commercial payments.

We believe that on-demand platforms acting as third-party intermediaries in P2P commercial transactions have experientially been worse for all parties involved than that exists in the brick-and-mortars/employment scenario. The absence of an established body of law governing the payments relationship between on-demand platforms and their independent workers, combined with evolving on-demand platform business models, have led to operational disasters for some on-demand platforms acting as third-party payment intermediaries. These disasters have not only exposed the on-demand platforms to various types of legal liability but have also led to worker and consumer mistrust of the on-demand platforms’ abilities to meet the payment needs of independent workers within an environment where the relationship between the on-demand platforms and their workers are by their nature tenuous.

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Given the foregoing referenced structural factors which are contributing to the friction within the P2P commercial payments space, and given the evolving and rapidly changing legal and regulatory environment shaping the relationship between on-demand platforms and the contract workers that work with such platforms, we believe a significant opportunity exists for a mobile application that:

●	Specifically addresses and provides solutions to the payments problems being experienced by relational commerce and independent contractor workers in P2P commercial transactions.

●	Adds an additional payment medium beyond cash for effectuating P2P commercial payments in relational commerce and independent contractor settings.

●	Disintermediates third parties such as employers and on-demand platforms from P2P commercial payment transactions.

Our mission is to become highly relevant in the effectuation of payments occurring within relational commerce environments and payments occurring within the U.S. gig economy between independent contract workers and consumers. We will do so by developing and operating our MHI Platform. Our MHI Platform will particularly address the unique payment needs of gig economy workers and their customers, as well as addressing emerging payments challenges experienced by the on-demand platforms and associations that such independent contract workers provide labor for. At its core, our MHI Platform will allow independent contract workers and their customers to give and receive digital P2P commercial payments through our MHI Mobile App via a smartphone.

Our MHI Mobile App will be free to a user to download from the Apple App Store and Google Play Store, and will be intended to be a leading, cloud-based, technology platform that will enable mobile payments to occur simply and safely between a payor and payee within our initial targeted payment transaction environments. Once an individual has downloaded the MHI Mobile App and enrolled in the MHI social community, all that person needs to make a payment to a desired recipient is the mobile number or email address of the recipient and a funding source—credit card, debit card, bank account, etc. The individual making a payment enters the amount he or she wants to give the recipient. If the recipient has already downloaded our MHI Mobile App and enrolled in our MHI social community, the money received by the recipient will go directly into the recipient’s MHI mobile wallet. Thereafter the recipient will have the option of keeping his or her funds in their MHI mobile wallet or transferring the monies out of their mobile wallet account at any time to a separate bank account that they may have.

If the intended payment recipient is not enrolled in our MHI social community at the time of the desired payment transaction, he or she will get a payment notification on their smartphone explaining how to join our MHI social community and gain access to their payment simply and quickly.

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How We Intend to Generate Revenue

We will generate revenue by charging fees on payment transactions effectuated through our MHI Mobile App, which fees will be primarily based on a percentage of the total value of payments processed through our MHI Platform. We will also earn revenue from fees we charge third parties that desire to utilize our MHI Platform to connect with our branded community of app users as a way of providing various relevant third-party offerings to our MHI Mobile App users. Overall, we believe that our revenue growth will be influenced by, among other things:

●	consumer spending patterns;

●	consumer adoption of tipping, gratuity and other P2P commercial payment methods other than cash;

●	the expansion of relational commerce and gig economy worker environments that embrace our MHI Platform;

●	the growth of the U.S. gig economy generally;

●	the growth of on-demand platforms and the desire of such platforms to no longer participate in the effectuation of P2P commercial payments between their independent workers and their customers;

●	the growth of mobile devices;

●	the pace of transition from paper-based forms of payment to digital forms of payment; and

●	our ability to innovate our MHI Platform and its offerings in a way that our users find meaningful and valuable.

Our Key Performance Indicators

We intend to measure the relevance of our MHI App in the lives of our mobile app users, and therefore the success of our business, through:

●	the number of downloads of the MHI Mobile App that occur;

●	the number of active MHI Mobile App user accounts that exist at any given time;

●	the value of the payments, net of any payment reversals, successfully completed through our MHI Platform; and

●	the total number of payment transactions successfully completed through our MHI Platform.

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Our Strategy

Our initial strategy will be to drive user adoption of our MHI Mobile App and drive revenue growth. We will drive user adoption of our MHI Mobile App by:

Creating a Compelling Value Proposition Primarily for those Persons that Rely Upon Relational Commerce and the Gig Economy for their Livelihoods. We intend to create a compelling value proposition for our targeted MHI Mobile App users by expanding the payment options through which users will be able to transact and receive P2P commercial payments and by making it easier for persons to receive P2P commercial payments on the basis desired by them by disintermediating the involvement of third parties in the effectuation of digital P2P commercial payments.

Developing and Highlighting the Benefits of being a Member of our Branded Community. We believe that our focus on solving payments-related problems and developing innovative solutions for a distinct group of persons facing unique, but shared, challenges will allow our MHI Platform the opportunity to not only solve functional problems for our users but will also allow us the opportunity to create a participatory experience for our users. Instead of simply projecting need for our MHI Mobile App, we intend to avoid creating an “us-them” relationship with our users, and instead foster a “we” experience – a community. We will do so in part by developing specialized content and non-payments related functionality which makes it easier for individual gig economy workers to connect and share their experiences and highlight things that help them in their work.

Developing Targeted and Specialized Broad Reach Marketing Programs. Although we expect that most communications and messaging about the advantages of our MHI Mobile App will be generated by our mobile app users (user-driven marketing), we do intend to conduct and invest in very targeted and specialized broad reach marketing programs in order to build and increase the numbers of people that use our MHI Mobile App and become active members of our branded community.

Innovating our Product and Service Offerings to meet the Evolving Needs of our Branded Community. Our MHI Mobile App is designed to specifically serve the needs of participants in relational commerce and gig economy transactions. There is, and we expect to be for some period of time over the near future, a significant flux in the relationships and needs of such participants. The significant flux in the relationships and needs of relational commerce and gig economy participants is being driven by an evolving, rapidly changing and dynamic legal, regulatory and social landscape which we believe is significantly affecting the industries that we expect our platform to serve. In this regard, we have adopted in the development of our MHI Platform, and will continue after its launch, an agile approach to our product’s relevance to our expected brand community and will therefore focus on continuous innovation and adding value to our MHI Mobile App and therefore our branded community.

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Leveraging our Data. We expect that the use of our MHI Mobile App and MHI Platform will produce significant amounts of valuable data. The data that we anticipate accumulating as a result of our processing payment transactions for our mobile app users will be used by us to build more accurate internal business models that will assist us in identifying, and thereby addressing within our MHI Platform, the particular needs or practices of participants in our branded community. Additionally, we expect to use our proprietary data to help us in our continuous innovation efforts toward our MHI Platform, as well as assist us in developing and strengthening relationships and partnerships with third parties for the purpose of enhancing our platform’s offerings to members of our branded community.

The U.S. Mobile Person-to-Person Payments Market

Prior to our entry into the P2P mobile application space, we believe that person-to-person payments have been primarily synonymous with “peer-to-peer” payments; informal payments made between friends, family and other personally close associates. In fact, two of the largest and most popular P2P mobile payment apps currently, Venmo and Cash App, are principally used to effectuate payments between and among friends, family and other close associates in situations such as roommates splitting the rent and utilities, diners sharing a dinner bill, friends sending monetary gifts for a birthday or travelers splitting vacation costs.

Although we intend for our MHI Mobile App to have appeal and use in what we recognize as a distinctly different form of P2P payments (P2P commercial payments), we believe that information about the current state of peer-to-peer payments (and trends therein) are instructional in understanding the dynamics of the marketplace that our MHI Mobile App will be competing in.

It is estimated that approximately $750 billion of peer-to-peer payments occur annually in the U.S. The exact number of peer-to-peer payments is hard to pinpoint, since the vast majority of peer-to-peer payments are still being made using cash and, to a decreasing extent, checks. But as smartphones continue to become a primary computing device, digital platforms like Venmo and Cash App have enabled friends, family and other close associates to turn away from cash and make payments to each other digitally with ease. Over the next few years, though overall peer-to-peer spend will remain constant (between $700-$800 billion annually), an expected shift to mobile payments across the board and increased spending power from the digital-savvy younger generation will cause the mobile peer-to-peer share of the overall peer-to-peer payments market to skyrocket.

It is believed that by the end of 2019, there will be more than 5.0 billion individuals using a mobile phone. At the end of 2018, there were 189 million active iPhones alone being used in the United States. With a U.S. population in the vicinity of 325.7 million people, that’s more than one iPhone for every two people in the U.S. A recent report noted that approximately 55.0 million people in the U.S. (approximately 20.2% of the U.S. population) made a mobile payment in 2018. This was up from 48.1 million people in 2017, and by most estimations will be in the 62 million people range in 2019. Because of this enormous growth — and potential growth that mobile devices present — one can expect to see the mobile payments industry evolve to meet the growing demands of users.

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Business Trends

We believe that there are a number of macro trends which will directly affect our business, and which will continue to shape the industry in which our business operates. These trends include, but are not necessarily limited to the following:

Our Society is Transitioning into a Cash-Less One. Since the 1950s, as technology has turned its attention towards digitizing transactions, our society has quickly begun to transition into a cash-less one. From the introduction of the credit card in the 1960s, then the debit card in the late 1970’s, our society has positioned cash and checks to become a secondary method for traditional payments. This positioning accelerated in the 1990’s, as PayPal and other intermediary companies made it possible to make payments by email. This trend has gone unabated so that today platforms and applications exist which allow payment transactions to occur through smartphones.

The Rise of the Gig Economy Workforce. A “gig” is an alternative or temporary work arrangement where a worker is paid only for a specific job he or she has performed. The gig economy is made up of three components: an independent worker paid by the “gig” (i.e., task or project); the consumers who need a specific service, for example, a ride to their next destination, or a particular item delivered; and the companies that connect the worker to the consumers in a direct manner, including app-based technology platforms (Uber, Airbnb, Door Dash, etc.). The share of the U.S. workforce in the gig economy rose from 10.1 percent in 2005 to 15.8 percent in 2015. At the end of 2018, it was estimated that 36 percent of U.S. workers (approximately 57 million Americans) were gig economy workers. For a variety of reasons (e.g., changing attitudes toward work, organizations relying on gig workers to lower costs and meet project needs, and technology and infrastructure growing to accommodate gig workers), the gig economy is expected to continue to grow and expand over the coming years.

Growing Smartphone Penetration. With the growing penetration of the smartphone throughout global and domestic markets, we now see sustained growth and traction in the use of mobile applications. Worldwide smartphone users are forecasted to grow to around 2.5 billion in 2019. Presently 36% of the world’s population uses a smartphone, up approximately 10% from 2011. Throughout the U.S. almost two-thirds (2/3rd) of Americans own a smartphone today. This trend has allowed the global population to have the capabilities of more advanced computing systems, higher degrees of connectability, and increasing ability to conduct commercial transactions such as payments virtually anywhere they are at any time. We believe that as this trend continues to evolve consumers will increasingly demand and expect innovative applications that make their smartphones an across-the-board payment solution device. This broad penetration of the smartphone into the lives of individuals has created a fertile environment for new and innovative consumer payment applications to directly and effectively meet evolving consumer’s demands and needs.

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Maturation of Mobile/Digital Wallet Technology. The rise of mobile/digital wallet technology has allowed individuals to free themselves of the burden of carrying all manner of physical paper items on their person at all times. As mobile/digital wallet technology has matured, it has encompassed more and more items used by consumers. Initially mobile/digital wallet technology focused on digitizing payment cards so that a consumer is not required to have a physical payment card in their possession to effectuate a merchant transaction. Now we see mobile/digital wallets providing storage, organization and use of coupons, loyalty programs, tickets, bill payments, comparison shopping, location-aware services, P2P payments, receipts and any other paper items that can be digitalized. As mobile/digital wallets become more convenient, safe and secure, and as consumers have become more aware and comfortable with the idea and use of mobile/digital wallets, it is clear that consumers will increasingly rely on mobile/digital wallet technology to perform greater and more varied cashless transactions.

Sales and Marketing Strategy

After the launch of our MHI Mobile App, our sales and marketing strategy envisions that our growth will primarily occur organically as a result of user-driven actions. As an example, our MHI Mobile App is being developed in a way such that each time an existing MHI Mobile App user sends or receives funds to or from someone who has not yet registered with our MHI Platform, the other party must open an MHI Platform account in order to receive or send the payment. Thus, when an MHI Mobile App user makes a mobile payment to someone who does not have an MHI Platform account, the recipient will receive a text or email notification of the payment and will be prompted to follow a link delivered with the notification to register with our MHI Platform and gain access to the funds. We believe that this type of dynamic creates a combination “push” and “pull” – driven new app user acquisition scenario.

Competition

We believe that the market for our MHI Mobile App is emerging, intensely competitive and characterized by rapid technological change. We will compete with a number of companies, both directly in the mobile payments market. Most of these companies have longer operating histories than us and have greater financial resources and greater name recognition or a larger base of customers than we have.

In addition to the foregoing, we expect to be in competition with the payment processing capabilities currently embedded in the mobile applications of many on-demand platforms (e.g., Uber, Lyft, Grubhub, etc. ) that our desired customer base routinely utilizes to obtain contract work for themselves.

Intellectual Property

We protect our intellectual property rights through a combination of trademark, copyright and trade secrets laws and through the domain name dispute resolution system. In order to limit access to and disclosure of our proprietary information, all of our employees and independent contractors will be required to sign confidentiality and invention assignment arrangements, and we will regularly and routinely enter into nondisclosure agreements with third parties. We cannot provide assurance that the steps we have taken, or will take in the future, to protect our intellectual property rights, however, will adequately deter infringement or misappropriation of our intellectual property rights. Particularly given the international nature of the Internet, the rate of growth of the Internet and the ease of registering new domain names, we may not be able to detect unauthorized use of our intellectual property or take enforcement action.

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Government Regulation

We believe that our business and the industries that we intend to operate in are affected significantly by state and federal laws and regulations.

Money Transmitter Laws

47 states in the U.S., and the District of Columbia, regulate bill payers, money transmitters, check sellers, issuers of payment instruments or similar non-bank payment businesses, which we refer to collectively as “money services businesses.” The states enacted most of these statutes before the Internet emerged as a commercial forum, and the application of these statutes to online and mobile payment service providers has not been interpreted by courts or most regulatory authorities. Based on the specific provisions of these state statutes and the nature of our services, we believe that money services regulations cover our business only in some states that regulate money transmitters, and not in states that only regulate check sellers or issuers of payment instruments.

State money transmitter laws require that persons engaged in money services businesses hold money services business licenses unless the person is exempt from such license requirement. Instead of attempting to obtain costly and time-consuming money transmitter licenses at this stage of our development, we intend to enter into some form of a principal-agent relationship with a licensed money services business which we believe will provide us with an exemption from applicable money transmitter laws. However, no assurances can be given that our planned principal-agent relationship that we intend to structure and enter into with a licensed money services business will in fact exempt us from applicable money transmitter laws.

Under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the USA Patriot Act, we could be subject to federal civil and criminal penalties if we are deemed to be operating without an appropriate money transmitting license in a state where such operation is punishable as a misdemeanor or a felony under state law.

Bank Regulation

We are not, nor will we be, licensed as a bank, and as such we are not permitted to engage in a banking business. Our current business model will not require use of our MHI Mobile App to keep funds in our system in order to use our MHI Mobile App. Although the definition of a “banking business” varies among state laws, and is not limited to entities that take deposits, we believe that as long as we are not deemed to be keeping money on account for our app users or otherwise accepting deposits, we will not be classified as a bank. We will take steps to ensure that our mobile app users that carry balances available for future spending through their MHI mobile wallets are not “keeping money on account” with us

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Consumer Protection

We are subject to state and federal consumer protection laws, including laws protecting the privacy of consumer non-public information, prohibiting unfair and deceptive practices, requiring specific disclosures and procedures with respect to formation of electronic contracts such as any form of MHI Mobile App user agreement and regarding electronic fund transfers. In particular, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, must provide advance notice of any changes to our policies and, with limited exceptions, must give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties. Under the Electronic Funds Transfer Act and Regulation E of the Board of Governors of the Federal Reserve Board, we will be required to disclose the terms of our electronic fund transfer services to consumers prior to their use of our MHI Platform, to provide 21 days advance notice of material changes, to establish specific error resolution procedures and timetables and to limit user liability for transactions that are not authorized by the use of our MHI Mobile App. We believe that by the time we officially launch our MHI Mobile App, we will have appropriate procedures in place for compliance with these consumer protection laws. However, no assurance can be given that our compliance procedures will be wholly and completely sufficient to ensure that we comply with all consumer protection laws.

Money Laundering

We believe that upon launch, our MHI Platform will be subject to state and federal laws prohibiting the knowing transmission of the proceeds of criminal activities or funds intended for use in a criminal transaction. We believe that we will be subject also to regulations of the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, requiring reporting and record keeping of various transactions. Our MHI Platform will be designed to record and document all transactions occurring across the platform, and we believe we will have appropriate processes in place for compliance with these regulations. Even if we comply with these requirements, federal and state law enforcement agencies could seize app user funds in MHI mobile wallet accounts that are traceable to suspected criminal activities.

The FinCEN regulations require money services businesses to register with the Treasury Department, to report suspicious transactions involving a payment or series of related payments of $2,000 or more and to obtain and keep more detailed records on the senders and recipients in transfers of $3,000 or more. Although we have planned to structure ourselves as exempt from applicable money services business licensing and registration requirements, we do intend to develop and deploy systems and procedures to assist in complying with regulations governing suspicious transaction activities. As such, we intend to adopt and implement an anti-money laundering program that will include, at a minimum:

●	the development of written policies, procedures, and controls (including those related to customer identification);

●	the designation of a compliance officer;

●	training for employees; and

●	a regular independent review of our anti-money laundering program.

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Employees

As of the date of this registration statement, we had one employee which was John W. Martin our chief executive officer and chief financial officer. We expect to add up to five additional full-time employees within three to six months after the date of this registration statement.

Consultants and Advisors

Pursuant to a Board of Advisors Charter, we have created an advisory board known as the “MobilityPay Board of Advisors” and commonly known by the title “Advisory Board.” The Advisory Board serves as our chief volunteer organization. As advisors to our officers and directors, Advisory Board members provide us with human resources necessary to promote and achieve our mission and vision. Areas in which the Advisory Board functions are providing advice regarding human and fiscal resources, assisting us in the area of governmental and legislative affairs, providing advice and counsel on our vision and strategic direction, and acting as a sounding board for specific strategies and strategic initiatives.

The Advisory Board is to consist of five to seven members, one of whom shall be one of our officers or directors. We appoint the members of the Advisory Board. As of the date of this registration statement, the following persons have agreed to serve on the Advisory Board:

Dr. Harvey Abrams is the founder and former owner of Wilshire Dermatology Medical Group, Inc. and Wilshire Aesthetics Medical Associates, Inc., a Los Angeles based medical enterprise specializing in dermatologic and cosmetic matters. Dr. Abrams has over 40 years of experience as a private business owner, business developer, researcher, lecturer and author. In addition, Dr. Abrams has been a director and advisor to several scientific, advisory and nonprofit boards. Dr. Abrams is a graduate of Hofstra University and Drexel University School of Medicine.

Craig J. Cornwell is a recent appointee to the position of City Manager for the City of Compton. As the Chief Executive Officer, Mr. Cornwell is responsible for approximately 346 employees, 17 departments and budgeting $181,000,000 in revenue. Prior to this appointment, Mr. Cornwell served as an elected City Attorney for the City of Compton since 2009 and worked in lower legal positions in the Compton City Attorney’s Office since 2000. As City Attorney, Mr. Cornwell supervised 14 personnel, and oversaw multiple divisions with a current annual budget of 8.7 million dollars. His responsibilities also included civil litigation, workers’ compensation program, the preparation of city ordinances, as well as provided legal advice to City Council, City Management and Department Heads. Mr. Cornwell has also negotiated the resolution of numerous labor and employee involved disputes preventing thousands of dollars in litigation costs.

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ITEM 1.A	RISK FACTORS

Risks Related to Our Business

Our MHI Mobile App business is in its development stage.

From approximately April 17, 2015 through May 2016, we were involved in the development and introduction to the market of a smartphone application designed for use by individuals who suffered from food allergies and intolerances (the Content Checked App). On or around January 2017, we formally ceased conducting all business operations and permanently terminated our Content Checked App business.

In July 2017, we underwent a material change in management, and began to restructure and reposition ourselves as an operating company participating in the emerging mobile P2P payments industry with a specific view of creating and marketing our MHI Mobile App. As of the date of this registration statement, we have begun building our MHI Mobile App, but have not yet completed the full buildout of our MHI Mobile App. As such, our MHI Mobile App business is still in its development stage. In light of the development stage nature of our MHI Mobile App business, our prospects should be considered in light of the risks that can be encountered by companies in their early stages of development. No assurances can be given that our planned operations will be achieved, or if achieved, will be profitable.

We might not successfully implement strategies to increase adoption of our MHI Mobile App which would limit our growth.

Our future profitability will depend, in part, on our ability to successfully develop and deploy our MHI Mobile App, and thereafter successfully implement our strategy to drive user adoption of our MHI Mobile App. We cannot assure you that the relatively new market for mobile payment mechanisms will remain viable, or that our strategies to drive user adoption of our MHI Mobile App will be successful. While our current marketing and sales strategy envisions significant reliance on word-of-mouth marketing to foster user-driven organic growth of our business, we will expect to invest meaningful amounts of our capital resources to:

●	Drive consumer awareness of the convenience and security of mobile payments;
●	Encourage consumers to sign up for and use our MHI Platform;
●	Enhance our infrastructure to handle seamless processing of mobile payment transactions; and
●	Increase the number of users of our MHI Mobile App, and associated products and services.

Our investment in these programs will affect adversely our short-term profitability. Additionally, we may fail to successfully implement these programs or to increase substantially adoption of our MHI Mobile App. This would impact our revenues adversely and cause our business to suffer.

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If we fail to retain the services of our current executive officer and sole board member our ability to execute on our current business model and associated strategies could be materially impacted.

Our ability to successfully complete our transition to a fintech company and achieve our principal objective of developing and marketing payment and associated mobile solutions for the U.S. gig economy depends in large part upon our ability to retain the services of John W. Martin, our current chief executive officer. Mr. Martin has been the principal architect of our current business strategy. Given our current circumstances, no assurance can be given that we will be able to retain the continued service of Mr. Martin. The loss of Mr. Martin’s services would materially adversely affect us and our business.

If we do not continue to innovate and provide tools, products and services that are useful to users of our MHI Platform, we may not remain competitive, and our revenues and operating results could suffer.

We consider ourselves to be a technology-driven company, and as such believe that our success depends on ongoing and continuous innovation to provide features and services that will make our MHI Platform highly useful for users of our products and services. Our future success and financial performance will depend on our ability to meet the increasingly sophisticated needs of our platform users through the timely development and introduction of new and enhanced versions of our MHI Mobile App. We expect that as our users become more sophisticated on the benefits and use of our MHI Mobile App, and as they become more experienced in using our MHI Platform to effectively implement their personal goals and objectives, we will be required to engage in ongoing platform development and improvement efforts in order to sustain our growth. Such efforts, which we expect will include initiatives to improve the speed, accuracy, functionality and enjoyability of our MHI Mobile App, have inherent risks. There can be no assurance that we will be successful in developing and marketing the types of improved platform capabilities that our users will demand and/or expect, or that we will be successful in developing and marketing new or enhanced products and services. In addition, there can be no assurance that any platform improvements that we make, or any new or enhanced products or services developed by us will meet the requirements of our users and/or achieve market acceptance.

We face strong competitors and we believe our market will evolve rapidly. If we do not compete effectively, the demand for our product may decline, and our business would suffer.

The market for mobile payment products is emerging, intensely competitive and characterized by rapid technological change. We compete with existing payment methods and other companies, including, among others, Venmo, PayPal, Zelle, Cash App and Circle Pay, to name a few.

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Many of these competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition or a larger base of customers in affiliated businesses than we have. Our competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can. They may devote greater resources to the development, promotion and sale of products and services than we can, and they may offer lower transaction prices. These competitors have offered, and may continue to offer, their services for free in order to gain market share and we may be forced to lower our transaction prices in response. Competing services tied to established banks and other financial institutions may offer greater liquidity and engender greater consumer confidence in the safety and efficacy of their services than we do. If these competitors acquired significant market share, this could result in our losing market share, which would have a material adverse effect on our business.

In addition to the foregoing, and at least during the initial launch of our MHI Mobile App, we expect to be in competition with the payment processing capabilities currently embedded in the mobile applications of many on-demand platforms that our desired users utilize to obtain contract work for themselves. If we are unable to adequately communicate and demonstrate the advantages of our MHI Mobile App over the mobile payment functions currently embedded in on-demand platforms, it will be more difficult for us to attract users of our MHI Mobile App.

Changes to card association rules or practices could negatively affect our service and, if we do not comply with association rules or practices, could result in a termination of our ability to accept credit cards. If we are unable to accept credit cards, our competitive position would be seriously damaged.

Because we are not a bank, we cannot belong to and directly access the Visa and MasterCard credit card associations or the ACH payment network. As a result, we must rely on banks and their service providers to process our transactions. We must comply with the operating rules of the credit card associations and NACHA as they apply to merchants. The associations’ member banks set these rules, and the associations interpret the rules. Some of those member banks may compete with us in the future. Visa, MasterCard, American Express or Discover could adopt new operating rules or interpretations of existing rules which we or our processors might find difficult or even impossible to comply with, in which case we could lose our ability to give our MHI Mobile App users the option of using credit cards to fund their payments. If we were unable to accept credit cards our competitive position would be seriously damaged.

Unauthorized use of credit cards and bank accounts could expose us to substantial losses. If we are unable to detect and prevent unauthorized use of credit cards and bank accounts, our business would suffer.

The highly automated nature of, and liquidity expected to be offered by, our MHI Platform will make us an attractive target for fraud. In configuring our MHI Platform, we face an inherent trade-off between user convenience and security. Identity thieves and those committing fraud using stolen credit card or bank account numbers, often in bulk and in conjunction with automated mechanisms of online and mobile communications, potentially can steal large amounts of money from businesses such as ours. We expect that once our MHI Platform is in operation, technically knowledgeable criminals will attempt to circumvent any anti-fraud systems that we put in place to protect against the unauthorized use of credit cards and bank accounts associated with the persons who use our MHI Mobile App. However, no assurances can be given that any anti-fraud systems that we employ will prevent an occurrence of the illegitimate use of credit cards and bank accounts on our MHI Platform.

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In the course of our operations, we expect to process, store and use personal data which may expose us to risks of internal and external security breaches and could give rise to liabilities as a result of governmental regulation and differing personal privacy rights.

During the course of our operations, we may acquire personal or confidential information from persons who use our MHI Platform. Security breaches to our system, whether resulting from internal or external sources, could significantly harm our business. It is possible that advances in computer circumvention capabilities, new discoveries or other developments, including our own acts or omissions, could result in a compromise or breach of personal and confidential platform user information.

We cannot guarantee that any security measures that we will employ will prevent security breaches or attacks. A party, whether internal or external, that is able to circumvent our security systems could steal MHI Mobile APP user information or proprietary information or cause significant interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches, and reductions in platform availability could cause a loss of substantial business volume during the occurrence of any such incident. The risk of such security breaches is likely to increase as we expand the number of users of our MHI Mobile App and as the tools and techniques used in these types of attacks become more advanced. Security breaches could result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions. Security breaches could also cause any current and potential MHI Mobile App users to lose confidence in our security, which would have a negative effect on the value of our brand.

We also face risks associated with security breaches affecting third parties conducting business over the Internet. People generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of our business. Additionally, security breaches at third parties upon which we expect to rely in operating our business could result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions.

If we were found to be subject to, or in violation of, any laws or regulations governing money transmitters, we could be subject to liability and forced to change our business practices.

A number of states have enacted legislation regulating money transmitters which we believe will become applicable to us when we launch our MHI Mobile App business. Typical state money transmitter laws require businesses designated as money transmitters to, among other things, obtain money transmitter licenses, and be subject to bonding requirements, restrictions on investment of customer funds, reporting requirements and inspection by state regulatory agencies. Our business model envisions us entering into one or more third party relationships which will serve to exempt us from any applicable state or federal money transmitter laws. However, if our efforts to be exempted from applicable state or federal money transmitter laws are unsuccessful, then we will be required to undertake the timely and costly process of obtaining money transmitter licenses in the state jurisdictions where any users of our MHI Mobile App reside. If any applications that we might make for money transmitter licenses are denied, or if we are found to be subject to and in violation of any money services laws or regulations, we could be subject to liability or forced to cease doing business with residents of certain states or to change our business practices.

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If we were found subject to or in violation of any laws or regulations governing electronic fund transfers, we could be subject to liability and forced to change our business practices.

Although there have been no definitive interpretations to date, we have assumed that our MHI Mobile App will be subject to the Electronic Fund Transfer Act and Regulation E of the Federal Reserve Board. As a result, among other things, we will be required to provide advance disclosure of changes to our MHI Mobile App, follow specified error resolution procedures and absorb losses from transactions not authorized by users of our MHI Mobile App. The provisions of these laws and related regulations are complicated, and we do not have extensive experience with how to comply with these laws and related regulations. Even technical violations of these laws can result in substantial penalties for non-compliant transactions.

We will be subject to laws and regulations on money laundering and reporting of suspicious activities that could have a material adverse impact on our business and could subject us to civil and criminal liability.

Upon the launch of our MHI Platform, and the use of our MHI Mobile App by consumers, we will be subject to money laundering laws and regulations that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. These laws and regulations require us to operate an anti-money laundering program that contains at least the following elements: written policies and procedures (including those relating to customer identification), training for employees, designation of a compliance officer, and regular independent review of the program. We will also be subject to regulations that require us to report suspicious activities involving transactions of $2,000 or more and to obtain and keep more detailed records on the senders and recipients in transfers of $3,000 or more. The interpretation of suspicious activities in this context is uncertain. Future regulations under the USA PATRIOT ACT may require us to revise the procedures we take to verify the identity of our customers. These regulations could impose significant costs on us or make it more difficult for new customers to join our network. We could be required to learn more about our customers before allowing them to join our MHI community, or to monitor our customers’ activities more closely. These requirements could raise our costs significantly and reduce the attractiveness of our product. Failure to comply with federal and state money laundering laws could result in significant criminal and civil lawsuits, penalties and forfeiture of significant assets.

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Even if we comply with these laws, federal and state law enforcement agencies could seize customer funds that are proceeds of unlawful activity, which could result in adverse publicity for us and affect our business adversely. Future regulation in this area is likely, and we cannot predict how such regulation would affect us. Complying with such regulation could be expensive or require us to change the way we operate our business.

Our financial success will remain highly sensitive to changes in the rate at which our MHI Mobile App users fund payments using credit cards rather than bank account transfers or any then-existing MHI mobile wallet account balances. Our profitability could be harmed if the rate at which customers fund payments using credit cards goes up.

We expect to pay relatively significant transaction fees when our MHI Mobile App users fund payment transactions using credit, debit or prepaid cards, nominal fees when app users fund payment transactions by electronic transfer of funds from bank accounts and no fees when app users fund payment transactions from an existing MHI mobile wallet account balance. Our MHI Mobile App users may resist funding payments by electronic transfer from bank accounts because of the greater protection offered by credit, debit or prepaid cards, including the ability to dispute and reverse merchant charges, because of incentives offered by credit cards or because of generalized fears regarding privacy or loss of control in surrendering bank account information to a third party.

We will rely on third-party financial institutions to process our platform’s payment transactions. Should any of these institutions decide to stop processing our payment transactions, our business could suffer.

Because we are not a bank, we will not belong to and directly access the credit card associations or the ACH payment network. As a result, we will be required to rely on banks or their independent service operators to process our transactions. If we are not able to obtain these processing services on acceptable terms from these sources or elsewhere, and if we cannot switch to another processor quickly and smoothly if necessary, our business could suffer materially.

Increases in credit, debit or prepaid card processing fees could increase our costs, affect our profitability, or otherwise limit our operations.

From time to time, Visa, MasterCard, American Express and Discover increase the interchange fees that they charge for each transaction using their cards. Any third-party credit card processors that we employ to process our platform’s payment transactions will have the right to pass any increases in interchange fees on to us. Any such increased fees could increase our operating costs and reduce our profit margins. Furthermore, any third-party credit card processors that we use in our operations may require us to pledge cash as collateral with respect to our acceptance of Visa, MasterCard, American Express and Discover and the amount of cash that we are required to pledge could be increased at any time, which could negatively impact our liquidity and financial position.

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We have limited experience in managing and accounting accurately for large amounts of customer funds. Our failure to manage these funds properly would harm our business.

Once we have commenced our MHI Mobile App business, we expect that payment transactions occurring across our MHI Platform will create a large amount of customer funds that we will be required to handle. Our ability to manage and account accurately for customer funds will require a high level of internal controls. Since our MHI Mobile App business is in its development stage, we have neither an established operating history nor proven management experience in developing or maintaining necessary internal controls. Our success will require significant public confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure by us to develop and maintain necessary and effective internal controls or to manage accurately customer funds could diminish customer use of our MHI Platform severely.

Any significant disruption in our MHI Platform or in our computer systems, which will be developed, licensed from, and hosted primarily by, third-party providers, could damage our reputation and result in a loss of users, which would harm our business and operating results.

Our brand, reputation and ability to attract and retain users and participants to our platform depend upon the reliable performance of our network infrastructure, payment transaction and content delivery processes. We may experience interruptions in these systems, including server failures that temporarily slow down the performance of our platform. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our services on our MHI Platform and prevent or inhibit the ability of platform users to access our services. Problems with the reliability or security of our systems could harm and damage our reputation, and the cost of remedying these problems could negatively affect our business, financial condition and results of operations.

We do not expect to own any of the communications, digital transaction processing software, network and computer hardware used to operate our MHI Platform. Our systems and operations will be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of the foregoing events could result in damage to the systems and hardware we use in the operation of our MHI Platform, or could cause them to fail completely, and any insurance that we may have relating to these events may not cover such events or may be insufficient to compensate us for losses that may occur. Problems faced by our licensors, or third-party service providers, or with the telecommunications network providers with which they contract, or with the systems by which they allocate capacity among their customers, including us, could adversely affect the experience of users of our MHI Platform. Our licensors or third-party service providers could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy reorganization, faced by our licensors or third-party service providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our licensors or third-party service providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Any errors, defects, disruptions or other performance problems with our services could harm our reputation and have an adverse effect on our business, financial condition and results of operations.

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We will rely on users of our MHI Mobile App for distribution of our product, and this method of distribution may not meet our goals. If our app users ever stop using our product, our business would suffer.

We do not expect to spend significant amounts on broad reach sales and marketing activities such as television, newsprint and radio advertising. Instead, our business model envisions that we will rely heavily on the distribution of our MHI Mobile App by our app users themselves, which will be driven by the effectiveness of certain word-of-mouth marketing initiatives that we expect to deploy in our operations. Because of the rapidly evolving nature of electronic commerce, we cannot guarantee that our method of distribution will achieve our goals or that we will develop alternative distribution channels. In addition, because we will rely primarily on our app users for product distribution, any disruption in our customer service or harm to our reputation, or any ineffectiveness or interference in the implementation of our planned word-of-mouth marketing initiatives could have a material adverse effect on our ability to distribute our product and expand our app user base.

Customer complaints or negative publicity about our customer service could affect use of our product adversely and, as a result, our business could suffer.

Customer complaints or negative publicity about our customer service could diminish severely customer confidence in and use of our MHI Mobile App. Breaches of our app user’s privacy and our security measures could have the same effect. Measures that we may take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. The probability that we may have to make use of such measures heighten the need for prompt and accurate customer service protocols to be in place to resolve irregularities and disputes. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively, which could then quite easily give rise to negative media coverage, as well as public criticism. Therefore, if we do not handle customer complaints effectively, our reputation may suffer, and we may lose our customers’ confidence.

We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our business.

We expect that as we further develop our MHI Platform, our intellectual property will become critical to our success, and we will increasingly rely on trademark, copyright and patent law, trade secret protection, confidentiality and/or license agreements, and other technical measures to protect our proprietary rights in our developed assets and technologies. There can be no assurance that any protections we employ will be adequate or that our competitors will not independently develop methodologies, databases or technologies that are substantially equivalent or superior to those of ours. In addition, there can be no assurance that the legal protections and precautions taken by us will be adequate to prevent infringement or misappropriation of our proprietary rights and assets.

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Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We believe that as we further develop our MHI Mobile App business, a substantial amount of our processes and technologies that we develop will be protected by trade secret laws. In order to protect these technologies and processes, we will rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including our trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of our confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our MHI Platform by copying functionality. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Our inability to obtain third-party licenses could adversely impact our business.

Our MHI Platform will be designed and developed with software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various aspects of our mobile payments platform. There can be no assurance that the necessary licenses would be available on acceptable terms, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results, and financial condition. Moreover, our use of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

We may become the subject of third-party claims for intellectual property infringement.

There can be no assurance that third parties will not bring copyright or trademark infringement claims against us or claim that our use of certain technologies violates a patent. Because we will rely on certain technologies which are licensed from third parties, we may be subject to litigation to defend against claims of infringement of the rights of others, or to determine the scope and validity of the intellectual property rights of others. Although we do not believe that our platform, or the intellectual property that will drive our platform, infringes the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business, operating results or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof. If any claims or actions are asserted against us, we may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms or at all.

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We may not be able to manage our growth effectively, create operating efficiencies or achieve or sustain profitability.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of platform user service, reporting problems and delays in meeting important deadlines, resulting in loss of market share and other problems that could adversely affect our reputation and financial performance. We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, we could be faced with slower growth and a failure to achieve or sustain profitability.

Risks Related to Ownership of Our Common Stock

An active trading market for our Common Stock may not develop.

Although we intend to apply to list our Common Stock on a national securities exchange in the future, an active trading market for our common stock may never develop or be sustained following this registration statement. If a market does not develop or is not sustained, it may be difficult for shareholders to sell shares of our Common Stock at a price that is attractive or at all. In addition, an inactive market may impair our ability to raise capital by selling shares which, in turn, could materially adversely affect our business.

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Our stock price may experience volatility because of changes in securities analysts’ estimates, competitive developments and other factors beyond our control, and you may lose all or a part of your investment.

The market prices of stock for technology companies often reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. If an active trading market in our securities were to commence, the market price for our Common Stock could very well experience periods of substantial decline. The market price of our Common Stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	changes in securities analysts’ estimates of our financial performance;
●	fluctuations in stock market prices and volumes, particularly among securities of technology companies;
●	discussion of us or our stock price in online investor communities such as chat rooms and bulletin boards;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
●	variations in our quarterly operating results;
●	loss of a relationship with a strategic partner; and
●	additions or departures of key personnel.

In addition, the stock markets in general have experienced extreme price and volume fluctuations that have at times been unrelated or disproportionate to the operating performance of the particular companies affected. These market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance.

We do not anticipate paying any dividends upon our shares.

By reason of our anticipated financial status and our contemplated financial requirements, we do not contemplate or anticipate paying any dividends upon our Common Stock in the foreseeable future.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We may not obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us publishes unfavorable research or reports or downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline

We may issue additional shares of equity stock in the future.

Our articles of incorporation currently authorize our Board of Directors to issue up to 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The power of our Board of Directors to issue shares of Common Stock, Preferred Stock, or options or warrants is subject to shareholder approval in only limited instances. Shareholders have no preemptive rights. Any additional issuances of Common stock or Preferred Stock from our authorized but unissued shares, may have the effect of further diluting shareholder equity interest.

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ITEM 2.	FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

The selected historical balance sheet data set forth below as of March 31, 2019 and 2018 and statement of operations for the fiscal years ended March 31, 2019 and 2018 have been derived from our audited Financial Statements and related notes thereto included elsewhere in this registration statement.

The selected historical financial data set forth below should be read in conjunction with our audited Financial Statements and the related notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this registration statement. Our financial information may not be indicative of future performance.

	Fiscal Years Ended
	March 31,
	2019	2018

INCOIME STATEMENT DATA:
REVENUE	$—	$—
OPERATING EXPENSES
General and administrative expenses	493,724	382,310
Depreciation and amortization	—	26,469
Interest expense	23,915	959,071
OTHER INCOME (LOSS)
Other income (expense), net	—	(1,922,534)
NET LOSS	(517,639)	(3,290,384)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net loss per common share	(0.006)	(0.06)
Weighted average common shares outstanding	81,708,622	50,679,458

BALANCE SHEET DATA
(at end of period):
Cash and cash equivalents	109	1,450
Total assets	109	1,450
Total liabilities	7,558,080	7,306,329
Common stock, $0.001 par value	169,399	74,011
Additional paid-in capital	8,454,481	8,285,322
Total stockholders’ equity (deficiency)	(7,557,971)	(7,304,879)

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) continuing operations
Operating activities	(88,241)	(110,894)
Investing activities	—	3,844
Financing activities	86,900	108,500

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations for the fiscal years ended March 31, 2019 and 2018. You should read this discussion and analysis together with our Financial Statements and related notes thereto, and the other financial information included elsewhere in this registration statement. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Item 1.A Risk Factors” and elsewhere in this registration statement, our actual results may differ materially from those anticipated in these forward- looking statements.

Overview of Our Development and Business

We were incorporated under the laws of the State of Nevada on May 11, 2011. We are a financial technology (fintech) company involved in the development, marketing and delivery of innovative mobile payment and associated business solutions to the U.S. gig economy. Our initial product launch will consist of a mobile application that will have as its principal feature the ability to enable digital payments to take place between individuals securely and conveniently through the use of their smartphones (the “MHI Mobile App”). Our MHI Mobile App has been designed to have particular use for effectuating digital payments in situations where an individual wants to pay another individual money as compensation for services rendered when the intended recipient of the payment is actually providing the service as an employee or contract representative of a third party. In addition to its payment functionality, the MHI Mobile App will deliver to its user certain mobile personal business tools which are relevant to the desires of contract workers to better manage and enhance their day-to-day work challenges and experiences.

Our mission is to become highly relevant in the effectuation of payments occurring within what we call “relational commerce” environments and payments occurring between consumers and individuals providing services in alternative work arrangements as on-call workers and contract workers. We will do so by operating a technology platform that particularly addresses the unique payment needs of independent contract workers and their customers, as well as addressing emerging payments challenges experienced by the on-demand platforms and associations that such independent contract workers provide labor for (the “MHI Platform”).

From approximately April 17, 2015, through May 2016, we were involved in the development and introduction to the market of a smartphone application designed for use by individuals who suffered from food allergies and intolerances, and migraine and chronic headaches (the “Content Checked App”). The Content Checked App was intended to allow its user to scan a food product’s store barcode and be able to determine after the product scan if the particular food product contained allergens or other like substances that could be harmful to the particular user. As part of our efforts to develop our Content Checked App, we also developed a unique database of allergens and food ingredients that directly correlate with food allergies and intolerances, and migraine and chronic headaches. The database supported our then strategy of complimenting the functional capabilities of our Content Checked App with a comprehensive menu and recipe database that we created which offered directions and ideas on how to best prepare food for individuals with allergies,

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On or around January 2017, we formally terminated our Content Checked App business. A substantial reason for the termination of our Content Checked App business was due to the misappropriation of approximately $3.8 million of our cash by a former chief executive officer of ours during our fiscal years ended March 31, 2015 and 2016. The misappropriation of a substantial amount of our cash assets caused us to have a compromised and continuously eroding working capital position throughout the 2016 year, ultimately culminating in our cessation of business on or around January 2017.

In July 2017, we underwent a material change in management as our former chief executive officer and chairman of the board, Kristian Finstad, resigned as an officer and director of us, and was replaced by John W. Martin, our current chief executive officer (CEO), principal financial officer and sole director. Since Mr. Martin’s appointment as our principal executive officer, principal financial officer and sole director, management has reorganized us through the reduction of certain costs, settling various contractual obligations and then-pending or threatened litigation, and the compromise of certain debt obligations that we incurred as a result of the termination of our legacy Content Checked App business. Additionally, our current management has led the repositioning of us into a fintech company having a current business objective of developing, marketing and delivering our MHI Mobile App to our intended markets.

Our History as a Reporting Company Under Section 12 of the Exchange Act

From approximately February 2016 through May 29, 2018, our Common Stock was registered pursuant to Section 12 of the Exchange Act. As such, we have a relatively recent history of having filed quarterly, annual and current reports with the SEC. However, on May 29, 2018, the registration of our Common Stock pursuant to Section 12 of the Exchange Act was revoked by the SEC for failure to file timely periodic reports with the SEC as required by Section 13(a) and Rules 13a-1 and 13a-13 of the Exchange Act. The principal reason why we were unable to comply with our previous reporting obligations was because we were the subject of fiduciary duty breaches and the perpetration of fraudulent activities conducted upon us by our prior management which severely compromised our ability to meet our prior Exchange Act reporting obligations.

As reported in a Form 8-K/A that we filed with the SEC on December 16, 2017, during the third quarter of 2017, and after the material change in our management pursuant to which John W. Martin became our CEO, our board of directors commenced an internal investigation after we discovered that our former chairman of the board, chief executive officer and president, Kristian Finstad, misappropriated what we estimated at the time was $4.9 million of our cash assets from us over the course of the 2015 and 2016 years. Our then preliminary findings indicated that the misappropriated funds were sometimes reflected as cash balances in our financial statements even after Mr. Finstad had taken these funds out of our bank accounts with the intent to deprive us of the funds permanently. Other times Mr. Finstad used the misappropriated funds to engage in transactions that created fake financial obligations of us to him. Further, Mr. Finstad’s misappropriation activities were supported by his intentional falsification of our records relating to a number of significant transactions and dispositions of our assets during the 2015 and 2016 years. Mr. Finstad’s fraudulent activities were aided by our former chief financial officer’s failure to establish and institute reasonable internal controls designed to detect and prevent fraud and safeguard our assets.

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The falsification of our records by Mr. Finstad resulted in us failing to account for certain transactions in our financial statements, and in some instances mischaracterizing the true nature of certain transactions in our financial statements. Given the foregoing, we concluded that our financial statements for our fiscal years ended March 31, 2014 and 2015, and for our quarterly periods ended June 30, September 30 and December 31, 2015 (hereinafter collectively referred to as the “Prior Financial Statements”) contained material errors related to the misappropriation of our cash by Mr. Finstad and the falsification of our records by Mr. Finstad.

During the first week of January 2018, our management commenced the process of restating the Prior Financial Statements and preparing for filing with the SEC previously unfiled and delinquent quarterly and annual reports for us. This process involved our management, during the period of January 2018 through May 25, 2018, reviewing, analyzing and reassessing substantially all of our previously recorded accounting transactions to determine their legitimacy and accuracy (the “Restatement Process”).

The Restatement Process resulted in the creation of a set of unaudited restated financial statements covering our fiscal years ended March 31, 2014, 2015 and 2016 (the “Restated Financial Statements”) in or around February 2018. Soon thereafter, our then independent auditors commenced an audit, and where appropriate, a review of the unaudited Restated Financial Statements, with a view of supporting our ability to appropriately file amended current and quarterly reports with the SEC reflecting the Restated Financial Statements, and thereafter providing us with the basis to file true and accurate subsequent quarterly and annual reports that at the time were considered delinquent.

On May 8, 2018, the SEC commenced administrative proceedings against us (Administrative Proceedings File No. 3-18475) to revoke the registration of our securities pursuant to Section 12 of the Exchange Act for our failure to file timely periodic reports with the SEC as required by Section 13 (a) and Rules 13 a-1 and 13a-13 of the Exchange Act. On May 29, 2018 the registration of our securities pursuant to Section 12 of the Exchange Act was revoked by the SEC. At the time that the registration of our securities pursuant to Section 12 of the Exchange Act was revoked by the SEC, we had prepared, and were in the process of filing with the SEC, a series of current, quarterly and annual reports relating to our unaudited Restated Financial Statements. However, we were unable to effectuate these filings due to the SEC’s revocation of the registration of our securities under Section 12 of the Exchange Act.

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Financial Operations Overview

Our Financial Statements have been prepared on a basis that assumes that we will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The following describes certain components of our income statement and considerations impacting those results.

Revenue. We recognize revenue in accordance with FASB ASC 605-10, “Revenue Recognition,” which requires that four basic criteria must be met before revenue can be recognized. These criteria are: (i) persuasive source evidence of an arrangement exists; (ii) delivery has occurred; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured. Upon completion of the development of our MHI Mobile App business, our revenues are expected to be derived principally by our charging fees on payment transactions occurring through our MHI Mobile App, which fees will be primarily based on a percentage of the total value of payments processed through our MHI Platform.

Cost of Revenue. Given that we are in our development stage with respect to our MHI Mobile App business and have not derived any revenue from our developing MHI Mobile App business, we have not yet accounted for any costs relating to the production of revenue. On a going forward basis, and more specifically in connection with the development and delivery of our MHI Mobile App, we will explicitly account for the cost of providing and delivering our MHI Mobile App to our app users. In this regard, our cost of revenue will primarily consist of royalties and license fees for third-party software and systems included in our MHI Platform, personnel and related overhead costs of platform operations including but not limited to customer service personnel, amortization of any acquired intangible assets used for our MHI Mobile App, and the costs of any credit, debit or prepaid card interchange fees paid by us in the processing of credit, debit and prepaid cards used to fund payment transactions occurring across our MHI Platform.

Selling, General and Administrative Expenses. Sales and marketing expenses primarily include personnel costs, sales commissions, travel, marketing, promotional and lead generation programs, trade shows, professional services fees and related overhead expenses. General and administrative expenses consist primarily of salary and benefit costs for executive and administrative staff, the use and maintenance of administrative offices, including depreciation expense, information systems and legal, financial, human resources and other corporate functions. To date, and during our development stage, our selling, general and administrative expenses have primarily consisted of personnel costs and professional services relating to our recent restructuring and repositioning efforts and the development of our MHI Mobile App business model.

R&D Expenses. We expect to devote substantial resources towards ongoing development and improvement of our MHI Platform and MHI Mobile App after its development has been completed and we have launched it into the market. Such ongoing development and improvement efforts are anticipated to center around creating additional functionality for our MHI Platform and MHI Mobile App, as well as the development of new mobile financial technology-related products and associated software applications. We intend to invest in R&D efforts because we believe they will be essential to our strategy of establishing, maintaining and improving our competitive position in our chosen markets.

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R&D expenses will primarily include personnel costs, outside engineering and developer costs, professional services, prototype costs, software usage fees and related overhead expenses. R&D expenses are recognized when incurred. The level of R&D expense will be related to the number of products and services that we may have in development at any particular time, the stage of the particular development process, the complexity of the underlying technology, the potential scale of the product or service upon successful commercialization and the level of our exploratory research. We will conduct such activities in areas we believe will accelerate our longer-term net revenue growth.

Property and Equipment. Property and equipment consist primarily of computer equipment, leasehold improvement, furniture and fixtures. Property and equipment are recorded at historical cost. We provide for depreciation of our property and equipment over estimated useful lives of the assets ranging from three to five years, using the straight-line method. Leasehold improvements and capitalized leased equipment are amortized over the life of the related non-cancelable lease. Repair and maintenance expenditures that do not significantly add to the value of the property, or prolong its life, are charged to expense as incurred. Gains and losses on dispositions of property and equipment are included in the related period’s income statement.

Amortization of Acquired Intangible Assets. Acquired intangible assets include acquired technology and patents, customer relationships, and trademarks and trade names. The fair value of these intangible assets is estimated at the time of their acquisition and is amortized into our operating expenses over their estimated useful lives.

Long-Lived Asset Impairment. Long-lived intangibles are reviewed for impairment annually, and more frequently if events occur or circumstances change that indicate that the fair value of the intangible asset may be below its carrying value. In situations where the carrying value exceeds the fair value of the intangible asset, an impairment loss equal to the difference is recognized.

Interest Expense. Interest expense consists primarily of interest on indebtedness. Interest expense also includes the amortization of deferred financing costs and the amortization of debt discount. We regularly evaluate market conditions, our liquidity profile and various financing alternatives for opportunities to enhance our capital structure. If market conditions are favorable, we may refinance existing debt or issue additional debt securities.

Other (Expense) Income, net. Other (expense) income, net consists primarily of gains and losses that are not considered part of our ongoing major or central operations.

Income Taxes. Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 3, “Summary of Significant Accounting Policies – Income Taxes” to our audited Financial Statements.

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Financial Results Summary

The following table sets forth our results of operations as of and for the fiscal years ended March 31, 2019 and 2018 as reported in our audited Financial Statements, all of which are located elsewhere in this registration statement.

	Fiscal Years Ended
	March 31,
	2019	2018

STATEMENT OF OPERATIONS DATA:
REVENUE	$—	$—
OPERATING EXPENSES
General and administrative expenses	493,724	382,310
Depreciation and amortization	—	26,469
Interest expense	23,915	959,071
OTHER INCOME (LOSS)
Other income (expense), net	—	(1,922,534)
NET LOSS	(517,639)	(3,290,384)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net loss per common share	(0.006)	(0.06)
Weighted average common shares outstanding	81,708,622	50,679,458

Fiscal Year Ended March 31, 2019 compared to 2018

Selling, General and Administrative Costs

Selling, general and administrative costs for the fiscal year ended March 31, 2019 was $493,724 compared to $382,310 for the same period in 2018. The increase from fiscal year ended 2019 to fiscal year ended 2018 was $111,414. A major reason for our year-over-year increase in our selling, general and administrative costs was an increase in non-cash compensation we paid to our current management in the form of Common Stock for executive services provided to us over the course of our reorganization and repositioning endeavors.

Operating Loss

Our operating loss for the year ended March 31, 2019 was $517,639 compared to $3,290,384 for the same period in 2018, which was a significant decrease in our operating loss. The reason for this substantial decrease is that during our fiscal year ended March 31, 2019, the expenses that we incurred were confined to, and directly related to, ordinary course of business activities. In contrast, during our fiscal year ended March 31, 2018, a substantial portion of the expenses that we incurred related to the discontinuance of our former Content Checked App business and our default on a 10% Secured Convertible Debenture in the principal amount of $5,040,000 that we issued to Hillair Capital Investments, L.P. (“Hillair”) on September 3, 2015 (the “Hillair Secured Debenture”). For example, during our fiscal year ended March 31, 2018, we incurred a $1,776,225 lawsuit charge and $250,000 in legal fees relating to litigation that we were a party to with Hillair that involved our default on the Hillair Secured Debenture (the “Hillair Secured Debenture Litigation”). The lawsuit charge and the associated legal fees incurred in connection with the Hillair Secured Debenture Litigation was responsible, in the aggregate, for approximately 62% of our operating losses during our fiscal year ended March 31, 2018.

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Interest Expense

We incurred interest expense of $23,915 for the year ended March 31, 2019, as compared to interest expense of $959,071 for the fiscal year ended March 31, 2018. The reason for this substantial decrease in year-over-year interest expense was because during fiscal year 2018 we incurred sizable interest expenses relating to the Hillair Secured Debenture which ceased to be an outstanding debt security of ours after our default om the instrument and after a legal judgment was entered against us in June 2017 as a result of our default. For example, during our fiscal year ended March 31, 2018, we incurred $95,200 in interest on the outstanding principal amount of the Hillair Secured Debenture. Additionally, during our fiscal year ended March 31, 2018, we accrued an interest charge of $861,907 relating to the remaining amount of unamortized debt discount that we originally accounted for at the time of our issuance of, and with respect to, the Hillair Secured Debenture. Our recognition and accrual of the $861,907 interest charge during our fiscal year ended March 31, 2018 took place as a result of our default on the Hillair Secured Debenture, and after a legal judgment was entered against us in June 2017 as a result of our default on the instrument.

Financial Condition, Liquidity and Capital Resources

Since our inception, we have funded our operations primarily from proceeds from the sale of debt and equity securities and payment of obligations with our common stock. As of March 31, 2019, we had a working capital deficit of $7,383,521 compared to a working capital deficit of $7,196,379 as of March 31, 2018. The increase from fiscal year ended 2019 to fiscal year ended 2018 was $187,142. A major reason for our year-over-year increase in our working capital deficit was our accrual of $133,700 account payable to RBSM LLP, our former independent auditor. Our account payable to RBSM LLP constituted approximately 70% of our accounts payable as of March 31, 2019. For more information see “Item 8. Legal Proceedings.”

Overall, during our fiscal years ended March 31, 2019 and 2018, our current liabilities position was overwhelmingly driven by the existence of a $7,114,625 legal judgment obligation (the “Legal Judgment Liability”) during both fiscal years relating to our default on the Hillair Secured Debenture. During our fiscal year ended March 31, 2018, the Legal Judgment Liability constituted approximately 99% of our current liabilities. During our fiscal year ended March 31, 2019, the Legal Judgment Liability constituted approximately 96% of our current liabilities.

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Identification of Material Weaknesses in Internal Control over Financial Reporting

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Exchange Act is recorded, processed, summarized and reported within the specified time periods, and that such information is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

Our management evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of March 31, 2019 and 2018. Based on these evaluations, our current chief executive officer and chief financial officer has concluded that material weaknesses in our internal control over financial reporting existed during our fiscal year ended March 31, 2018, and our disclosure controls and procedures were not effective as of the end of March 31, 2018. This material weakness in our internal control over financial reporting and our remediation efforts are described below in “Management’s Report on Internal Control over Financial Reporting”.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

●	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

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Under the direction of our chief financial officer, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our management evaluated the effectiveness of our internal control over financial reporting as of March 31, 2019 and 2018 based upon the control criteria established in a report entitled Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management identified material weaknesses related to our internal control over financial reporting as of March 31, 2018. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

During our fiscal year ended March 31, 2018, we failed to establish policies and procedures that would ensure that our records accurately and fairly reflected the transactions and dispositions of our assets. This allowed certain fraudulent and illegal activity engaged in by our prior management during our fiscal years ended March 31, 2015, 2016 and 2017 to essentially go undetected until the middle of our fiscal year ended March 31, 2018.

Remediation Measures

We believe that the material weaknesses described above occurred because until July 14, 2017 we had a disreputable and dishonest former chief executive officer that was also the sole member of our Board of Directors, and therefore we lacked an independence based corporate governance structure that would have driven the creation, and been responsible for the oversight, of policies and procedures designed to detect unauthorized use or disposition of our assets by our executive officers. Additionally, we believe that the material weaknesses described above occurred because during the period of April 17, 2015 through November 27, 2016 we had an ineffective and weak chief financial officer that failed to implement reasonable internal controls designed to detect and prevent fraud and safeguard our assets, and that was incapable of exercising, or was unwilling to exercise, the leadership and independence that we required for the purpose of challenging the apparent authority of our former chief executive officer over records reflecting transactions and dispositions of our assets, or the actual use or disposition of our assets. We believe that the impact of these conditions and failings continued over into the first half of our fiscal year ended March 31, 2018.

To address the material weaknesses described above, we have (i) terminated our relationship with all of our former executive officers, (ii) installed new management which has considerable experience in corporate governance matters, (iii) directed efforts toward retaining a permanent chief financial officer that will, among other things, direct and oversee all aspects of our finance and accounting functions, and provide leadership in the development and continuous evaluation of our short and long-term strategic financial objectives, and (iv) committed to the immediate creation and impaneling of a multi-person Board of Directors, the majority of which will be independent from us, and which will have as a particular mandate, the oversight of our financial reporting process, audit process, and our system of internal controls and compliance with laws and regulations.

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We believe the actions described above will be sufficient to remediate the identified material weaknesses and strengthen our internal control over financial reporting. Once the actions described above have been fully taken, we will thereafter monitor on a continuous basis the effectiveness of these actions, and we will make any further changes and take any further actions we determine appropriate for the purpose of strengthening our internal controls over financial reporting.

ITEM 3.	PROPERTIES

We are currently headquartered in Rancho Palos Verdes, California. We believe our current headquarters is adequate for our present needs. We do not own any real property.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows shares of our Common Stock that we believe are owned as of the date of this registration statement by:

●	Each of our stockholders owning 5% or more of our Common Stock;

●	Each of our executive officers;

●	Each of our directors; and

●	All of current directors and executive officers as a group.

We calculated the “Percent of Class” based on 195,652,872 shares of Common Stock outstanding on the date of this registration statement. Shares of Common Stock subject to options and warrants that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding such option or warrant for the purpose of computing the number of shares of Common Stock beneficially owned by that person, as well as the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
John W. Martin (2)	150,486,483	76.0%

(1)	Unless indicated in the following notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the following notes, the address of each beneficial owner is in care of MobilityPay Holdings, Inc., 28126 Peacock Ridge Drive, #210, Rancho Palos Verdes, California 90275.

(2)	Mr. Martin is our sole executive officer and director, and therefore constitutes our “executive officer group” for purposes of this report.

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ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

Our board of directors currently consists of one member. Pursuant to our charter and bylaws, each of our directors will be elected by our stockholders to serve until such director’s successor is duly elected and qualified except as in the case of such director’s earlier death, resignation, retirement, disqualification, removal or incapacity. Subject to any employment agreements, officers serve at the pleasure of our board of directors.

Below is a list of names, ages and a brief account of the business experience as of the date of this registration statement of the individuals who currently serve as our executive officers and directors:

Name	Age	Position

John W. Martin	60	Chief Executive Officer, Chief Financial Officer, and Director

John W. Martin, Director, Chief Executive Officer and Chief Financial Officer. Mr. Martin has been our chief executive officer, chief financial officer and our sole director since July 14, 2017. Prior to becoming an officer and director of us, Mr. Martin was a principal of the Law Office of John W. Martin, a Los Angeles-based law firm that he founded in 1990, and that specialized in intellectual property, corporate law, state and federal securities law, mergers and acquisitions, and private equity transactions. Prior to forming the Law Office of John W. Martin, Mr. Martin was a Senior Associate in the corporate and securities group of the international law firm of Baker & McKenzie. Mr. Martin received his JD from the University of California, Davis, School of Law and his BA from Lake Forest College.

Director Independence

We are not currently subject to the listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors of a company be “independent.” As a result of the foregoing, we have not yet structured our board of directors to comprise a majority of “independent directors.” However, as part of the ongoing restructuring and repositioning of us as a fintech company engaged in the development and marketing of our MHI Mobile App, it is our intention to appoint additional directors to our board of directors during the fourth quarter of 2019, the majority of which we intend to be “independent.”

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Board Committees

Due to the current size and composition of our board of directors, we do not currently maintain separate committees of our board of directors that are responsible for various corporate governance activities. All governance functions are currently vested within our board of directors.

However, as part of the ongoing restructuring and repositioning of us as a fintech company engaged in the development and marketing of our MHI Mobile App, it is our intention to appoint additional directors to our board of directors during the fourth quarter of 2019, and upon doing so, we expect that our board of directors will establish three separate standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The majority of the members of each committee will be made up of independent directors.

Audit Committee. The Audit Committee is expected to oversee our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities are expected to include the following:

●	selecting, hiring and terminating our independent auditors;
●	evaluating the qualifications, independence and performance of our independent auditors;
●	approving the audit and non-audit services to be performed by the independent auditors;
●	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;
●	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;
●	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and
●	preparing the report that the SEC requires in our annual proxy statement.

Compensation Committee. The Compensation Committee is expected to assist our board of directors in developing plans and determining the compensation of our officers, directors and employees. Specific responsibilities are expected to include the following:

●	approving the compensation and benefits of our executive officers;
●	reviewing the performance objectives and actual performance of our officers; and
●	administering our stock option and other equity and incentive compensation plans.

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Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is expected to assist our board of directors by identifying and recommending individuals qualified to become members of the board of directors, reviewing correspondence from our shareholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities are expected to include the following:

●	evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;
●	establishing a policy for considering shareholder nominees to our board of directors;
●	reviewing our corporate governance principles and making recommendations to the board of directors regarding possible changes; and
●	reviewing and monitoring compliance with our code of ethics and insider trading policy.

Code of Business Conduct and Ethics

We have not yet adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions because of the small number of persons currently involved in the management of us. However, as part of the ongoing restructuring and repositioning of us as a fintech company engaged in the development and marketing of our MHI Mobile App, we intend to adopt a Code of Business Conduct and Ethics in the fourth quarter of 2019.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Our executive compensation policies are designed to achieve four primary objectives: (i) attract and retain well-qualified executives who will lead us and inspire superior performance; (ii) provide incentives for achievement of corporate goals and individual performance; (iii) provide incentives for achievement of long-term stockholder return; and (iv) align the interests of management with those of the stockholders to encourage continuing increases in stockholder value.

Elements of Compensation

The following are components of our executives’ compensation that are intended to accomplish one or more of the compensation objectives discussed above:

Base Salary and Benefits. To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. Our board of directors will consider each officer’s performance, current compensation, and responsibilities within our company. Our board of directors will consider base salaries paid by competitors within our peer group and those paid by other businesses of comparable size. Our board of directors will also consider past individual performance and achievements when establishing base salaries.

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Annual Cash Bonus Incentives. Annual cash bonus incentives will sometimes be used to reward our employees. It is expected that all bonus plans adopted and utilized by us will provide that bonuses may be earned by our employees upon the achievement of certain metrics such as the meeting of annual performance targets as set out in annual budget and financial plans presented to the board of directors, as well as management’s success in increasing revenues, expanding sales and achieving and maintaining profitability or achieving or bringing about extraordinary accomplishments or events for us. In April 2018, we adopted the MobilityPay Holdings, Inc. Annual Reward Plan for the purpose of rewarding senior management for improving our financial results. Under the terms of the MobilityPay Holdings, Inc. Annual Reward Plan, on the last day of each year, we are supposed to contribute a sum equal to 20% of our earnings before interest, taxes, depreciation and amortization to a bonus pool that is then allocated to the participants as determined by our board of directors. We expect in the future to create one or more similar cash bonus plans for our rank-and-file employees.

Longer-Term Equity-Based Incentives. A portion of potential career compensation will also be linked to corporate performance through equity-based compensation awards, mainly in the form of stock option grants. Equity-based compensation awards to our employees will be effectuated through our Equity Incentive Plan (see “Equity and Incentive Compensation Plans” below). Stock options granted under the Equity Incentive Plan are expected to generally vest in equal periodic installments over a two to three-year period. Awards under our Equity Incentive Plan (as defined and discussed in “Equity and Incentive Compensation Plans” below) are designed to: (i) more closely align executive officer and stockholder interests; (ii) reward key employees for building stockholder value; and (iii) encourage long-term investment in us by participating officers.

Executive Compensation

The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer and our other most highly compensated executive officers for all services rendered to us in all capacities during our fiscal years ended March 31, 2019 and 2018.

Summary Compensation Table

							Long-term compensation
							Securities
Name and						Other	underlying
Principal Position	Year	Salary		Bonus		compensation	options
John W. Martin(1)	2019	$181,774	(2)	$76,823	(3)	$—	—
Chief Executive Officer and Chief Financial Officer	2018	$101,192		$—		$—	—

(1)	In June 2017, Mr. Martin was appointed as our president and principal financial officer, and in July 2017, Mr. Martin was appointed our chief executive officer and a director.

(2)	Represents non-cash salary paid to Mr. Martin pursuant to the terms of an employment agreement entered into between us and Mr. Martin on April 1, 2018. This salary was paid to Mr. Martin entirely through our issuance of 18,177,400 shares of our common stock to Mr. Martin on March 31, 2019.

(3)	Represents non-cash bonus compensation paid to Mr. Martin as our chief executive officer. This bonus compensation was paid to Mr. Martin entirely through our issuance of 76,822,600 shares of our common stock to Mr. Martin on March 31, 2019.

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Employment Agreements

On April 1, 2018, we entered into an employment agreement with our current chief executive officer, John W. Martin. Our employment agreement with Mr. Martin has a five-year term commencing April 1, 2018 and automatically renews for successive three-year terms unless either party to the agreement gives the other party to the agreement 90 days’ prior written notice of his or its intent not to renew. Mr. Martin is entitled to a base salary of $200,000 per year. The base salary is increased based on the company achieving various revenue milestones as set forth in the following table.

Quarterly Revenue	Base Salary
$500,000	$200,000
$1,000,000	$250,000
$2,000,000	$275,000
$3,000,000	$300,000
$4,000,000	$350,000
$7,000,000	$375,000

In addition, he is entitled to discretionary bonuses, including participation in our Annual Reward Plan, and to participate in our incentive compensation and fringe benefit programs.

In the event we terminate Mr. Martin’s employment for any reason other than death, disability or “justifiable cause” (defined to include any willful breach by Mr. Martin of his duties under the agreement or his conviction of any crime involving our property or any crime constituting a felony), Mr. Martin would be entitled to a severance payment equal to 24 months of his current monthly base salary plus target bonus as in effect on the last day of his employment and reimbursement for the cost of maintaining his medical and dental insurance for 24 months. In the event of a termination in connection with a “change in control” or by Mr. Martin for “good reason” (defined to include a relocation more than 30 miles from Los Angeles, California and a material reduction of Mr. Martin’s base salary, duties or authority), he is entitled to a lump sum payment equal to his unpaid, annualized base salary for the remainder of the year in which the termination occurs and a lump sum payment equal to three times the highest annual compensation (salary plus bonus) for any of the three calendar years immediately preceding the date of termination.

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Mr. Martin’s employment agreement also contains confidentiality and non-solicitation provisions as well as a provision under which he assigns all of his rights to inventions and discoveries made or conceived during his employment.

Equity and Incentive Compensation Plans

Annual Reward Plan. In April 2018, we adopted the MobilityPay Holdings, Inc. Annual Reward Plan for the purpose of rewarding senior management for improving our financial results. Participants in the plan include all officers and other key employees as determined by the chief executive officer in accordance with the plan. Under the terms of the plan, on the last day of each year, we are supposed to contribute a sum equal to 20% of our earnings before interest, taxes, depreciation and amortization to a bonus pool that is then allocated to the participants as determined by our board of directors.

Equity Incentive Plan. On April 7, 2015, our board of directors adopted, and on April 8, 2015, our stockholders approved, an equity incentive plan which provides for the issuance of stock options to our directors, officers, employee, and key consultants (the “2015 Plan”). The 2015 Plan reserved a total of 5,000,000 shares of our Common Stock for issuance under the 2015 Plan. In February 2016, our Board of Directors adopted, and the majority of our stockholders approved, an increase of the number of shares of our Common Stock authorized under the Plan from 5,000,000 to 8,000,000.

In April 2018, our shareholders approved and ratified an amendment and restatement of the 2015 Plan (the “2018 Equity Incentive Plan”). The 2018 Equity Incentive Plan gives our board of directors the ability to provide incentives through grants of stock options and restricted stock awards to our full-time key employees, consultants and directors (other than directors that are not compensated for their time by us or receive only a director’s fee).

A total of 1,000,000 shares of our Common Stock are reserved for issuance under the 2018 Equity Incentive Plan. If an award expires or terminates unexercised or is forfeited to us, or shares covered by an award are used to fully or partially pay the exercise price of an option granted under the 2018 Equity Incentive Plan, and any shares retained by us to satisfy tax withholding obligations in connection with an option exercise or the vesting of another award, become available for further awards under the plan.

Currently, the 2018 Equity Incentive Plan is administered by our board of directors. However, in the fourth quarter of 2019, we expect to move from a single member board of directors to a multi-person person of board of directors. Upon doing so, we expect that the 2018 Equity Incentive Plan will be administered by a Compensation Committee. Except as may otherwise be provided in the plan, the Compensation Committee, upon formation, will have complete authority and discretion to determine the terms of awards.

The 2018 Equity Incentive Plan authorizes the granting of options, including options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, our board of directors will determine the period of time during which a stock option may be exercised, as well as any vesting schedule, except that no stock option may be exercised more than 10 years after its date of grant. The exercise price for shares of our Common Stock covered by an Incentive Stock Option cannot be less than the fair market value of our Common Stock on the date of grant; provided that exercise of an Incentive Stock Option granted to an eligible employee that owns more than 10% of the voting power of all classes of our capital stock must be at least 110% of the fair market value of our Common Stock on the date of grant. The aggregate fair market value of shares subject to an Incentive Stock Option exercisable for the first time by an option holder may not exceed $100,000 in any calendar year.

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The 2018 Equity Incentive Plan also authorizes the grant of restricted stock awards on terms and conditions established currently by our board of directors. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

In connection with the grant of an option under the 2018 Equity Incentive Plan, the applicable stock option agreement may grant stock appreciation equal rights (SARs) entitling the participant to receive a distribution equal to some or all of the excess of the fair market value of shares covered by the unexercised portion of the corresponding stock option over the exercise price of such shares. Such distributions are payable in cash or shares of Common Stock, or a combination thereof, as determined currently by our board of directors. No SAR may be exercised in whole or in part, other than (i) in connection with the contemporaneous surrender without exercise of the corresponding stock option; or (ii) except to the extent the corresponding option is exercisable on the date the SAR is exercised; or (iii) unless the class of stock subject to the option is traded on a national securities exchange or is quoted on the Nasdaq Stock Market.

Our board of directors may terminate the 2018 Equity Incentive Plan without shareholder approval or ratification at any time. Unless sooner terminated, the 2018 Equity Incentive Plan will terminate on March 31, 2023. Our board of directors may also amend the 2018 Equity Incentive Plan, provided that no amendment will be effective without approval of our shareholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Arrangements Involving the Company’s Directors and Executive Officers

Prior to his appointment as our chief executive officer and principal financial officer, Mr. Martin served as an outside legal counsel to us during the period February 21, 2017 through November 11, 2017. Legal fees incurred by us to Mr. Martin during said period totaled $250,000. On November 12, 2017, we issued 55,000,000 shares of our Common Stock to Mr. Martin in satisfaction of such legal fees owed to Mr. Martin.

Related Party Transaction Policy

In the fourth quarter of 2019, we expect that our board of directors will adopt written procedures for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC.

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Our intent is that the procedures will give our Audit Committee the power to approve or disapprove existing and potential related party transactions involving our directors and certain of our executive officers. A director who is the subject of a potential related party transaction will not be permitted to participate in the decision-making process of our Audit Committee relating to what actions, if any, shall be taken by us in light of that transaction.

Settlement Agreement and Mutual General Release with Kalle Bergman

On July 13, 2018, we entered into a Settlement Agreement and Mutual General Release with Kalle Bergman (the “Bergman Settlement Agreement”), a current shareholder of ours. The Bergman Settlement Agreement relates to a Share Exchange Agreement that we entered into with Mr. Bergman on July 17, 2016 in connection with our acquisition from Mr. Bergman of 100% of the outstanding membership interests of Honest Cooking Media LLC, a Delaware limited liability company (the “Share Exchange Agreement”).

In July 2018, our management determined that one or more of our former officers caused us to make one or more material misrepresentations to Mr. Bergman in connection with his entering into the Share Exchange Agreement with us. In order to resolve threatened litigation that we faced in connection with our entering into the Share Exchange Agreement, we entered into the Bergman Settlement Agreement which has provided us with a complete settlement and release from any and all liabilities that we may have incurred from our entering into the Share Exchange Agreement with Mr. Bergman.

In consideration for the release from liabilities provided to us by the Bergman Settlement Agreement, we have agreed to pay Mr. Bergman an amount equal to ten percent (10%) of any damage awards or recoveries, if any, that we obtain from certain litigation that we have initiated against certain third parties, which payment amount will not exceed $100,000.

ITEM 8.	LEGAL PROCEEDINGS

In the ordinary course of business, we expect that we will be involved in litigation, claims, government inquiries, investigations and proceedings, including, but not limited to, those identified below, relating to intellectual property, commercial, employment and regulatory matters.

We believe that we have meritorious causes of action, and where appropriate, defenses in connection with our current lawsuits and material claims and disputes, and intend to vigorously pursue, and where appropriate contest, each of them. All of our pending litigation relates to incidences and matters that occurred and accrued prior to our material change in management in July 2017. For lawsuits and claims that we believe we have against other parties, our current management intends to vigorously pursue all causes of action set forth in our lawsuits.

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Based on our experience, management believes that the damages amount claimed in a case are not a meaningful indicator of the potential award or liability. Claims, suits, investigations and proceedings are inherently uncertain, and it is not possible to predict the ultimate outcome of cases.

Other than as described below, in the opinion of our management based upon information currently available to us, while the outcome of these lawsuits, claims and disputes is uncertain, these lawsuits, claims and disputes are not expected, either individually or in the aggregate, to require or divert management time and attention to such a degree as to interfere with management’s ability to execute our current business strategies and objectives.

Content Checked Holdings, Inc. vs. David R. Wells, et al (Los Angeles Superior Court Case No. BC714919, July 23, 2018)

We are a plaintiff and cross-defendant in a lawsuit we filed on July 23, 2018, against David R. Wells, an individual (“Wells”), and Storycorp Consulting, a Nevada corporation controlled by Wells (“Storycorp”). We brought this lawsuit against Wells and Storycorp to remedy damages that we allege we have incurred as a result of a breach of fiduciary duty that Wells owed us as our chief financial officer during the period April 17, 2015 through November 29, 2016. More specifically, we have alleged that Wells breached his fiduciary duty to us by failing to implement and maintain adequate internal controls designed to ensure that financial statements issued by us were accurate and did not contain inaccurate statements, and by falsely representing that we maintained adequate internal controls when in fact Wells knew that we had not implemented adequate internal controls. The lack of adequate internal controls caused us to be subjected to a series of cash misappropriation activities perpetrated by our former chief executive officer.

In addition to the forgoing, our action against Mr. Wells asserts that the lack of internal controls caused us to make and issue false and misleading statements to the investing public. The existence of the false and misleading financial statements, and the requirement that we expend significant time and effort correcting and restating such financial statements, caused considerable damage to us and our shareholders.

Wells and Storycorp have cross-claimed against us alleging that we owe Wells and Storycorp the sum of $50,733.00 as compensation for services rendered to us during the period April 17, 2015 through November 29, 2016. We have denied the cross-claim allegations of Wells and Storycorp, and discovery and other pretrial procedures are now in process in the case.

We consider the lawsuit against Wells and Storycorp to be in its initial stages.

Content Checked Holdings, Inc. vs. RBSM LLP (Los Angeles Superior Court Case No. BC721119, September 11, 2018)

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We are a plaintiff and cross-defendant in a lawsuit it filed on September 11, 2018, against RBSM, LLP (“RBSM”), our former auditors. We brought this lawsuit against RBSM to remedy damages that we allege we incurred as a result of RBSM’s failure to meet its basic professional duties to us in connection with the performance of audit services rendered to us by RBSM. More specifically, we have alleged in the lawsuit that during RBSM’s engagement as our external auditors, RBSM became aware of certain fraudulent misappropriation activities that had been carried out by our former chief executive officer. However, notwithstanding this awareness, RBSM did not report the fraud to the appropriate governance body of us, nor did RBSM report the fraud to the SEC as required by Section 10(A) of the Exchange Act. Our lawsuit against RBSM alleges that had RBSM performed its auditing services in accordance with applicable professional standards, the SEC, our shareholders, as well as other stakeholders of ours would have learned of our former chief executive officer’s fraud in time to prevent the losses and damages suffered by us and our shareholders as a result of the identified fraudulent activities.

RBSM has cross-claimed against us alleging that we owe RBSM the sum of $133,700 as compensation for auditing and accounting services previously rendered to us. We have denied the cross-claim allegations of RBSM and discovery and other pretrial procedures are now in process in the case.

We consider the lawsuit against RBSM to be in its initial stages.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no established public market for our Common Stock. As of the date of this registration statement, there were 195,652,872 outstanding shares of our Common Stock.

Stockholders

As of the date of this registration statement, there were approximately 200 holders of shares of our Common Stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Common Stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions under the terms of any future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in any future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

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ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, we sold the following unregistered securities:

A.	10% Convertible Promissory Notes –

From October 12, 2017 through March 21, 2019, we issued and sold an aggregate $174,450 in principal amount 10% Convertible Promissory Notes due January 1, 2019 and January 1, 2020 (the “10% Convertible Promissory Notes”) to eleven accredited investors, each of which were current or former shareholders of ours at the time of the issuance and sale transaction, and one of whom was John W. Martin, our chief executive officer. The net proceeds of the 10% Convertible Promissory Notes were used for general working capital purposes. No commission or placement agent fee was payable in connection with the issuance of the 10% Convertible Promissory Notes.

B.	Short-Term Notes –

On December 18, 2018, we issued and sold an aggregate $5,500 in principal amount short-term promissory notes due February 18, 2019 to two accredited investors, one of whom was John W. Martin, our chief executive officer. The net proceeds of the short-term promissory notes were used for general working capital purposes. No commission or placement agent fee was payable in connection with the issuance of the short-term promissory notes.

C.	Discount Promissory Note –

On January 4, 2019, we issued and sold a $17,500 principal amount discount promissory note for gross proceeds of $15,000. The discount promissory note, which was due March 4, 2019, was issued and sold to an accredited investor and current shareholder of ours. The net proceeds of the discount promissory note were used for general working capital purposes. No commission or placement agent fee was payable in connection with the issuance of the discount promissory note.

D.	Common Stock –

On November 12, 2017, we issued 55,000,000 shares of our Common Stock to John W. Martin, our chief executive officer, in exchange for legal services valued at $250,000 that were rendered to us by Mr. Martin during the period of February 21, 2017 through November 11, 2017.

On December 19, 2018, we issued an aggregate of 38,333 shares of our Common Stock to two accredited investors and current shareholders of ours, one of whom was John W. Martin, our chief executive officer. The shares were issued as an interest payment on short-term notes that we issued on December 18, 2018.

On March 31, 2019, we issued 18,377,400 shares of our Common Stock to John W. Martin, our chief executive officer, in payment of accrued salary due to Mr. Martin pursuant to the terms of an employment agreement we entered into with Mr. Martin on April 1, 2018.

On March 31, 2019, we issue 76,822,600 shares of our Common Stock to John W. Martin, our chief executive officer, as bonus compensation paid to Mr. Martin for his services to us as our chief executive officer and chief financial officer.

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On April 30, 2019, we issued 19,423,000 shares of our Common Stock to eleven accredited investors that were the holders of our 10% Convertible Promissory Notes. The shares were issued and sold in connection with the automatic conversion of the 10% Convertible Promissory Notes into shares of our common stock.

On May 15, 2019, we issued 5,830,000 shares of our Common Stock to Hillair Capital Investments, L.P. in payment and full satisfaction of a legal judgment entered against us, and in favor of Hillair Capital Investments, L.P. in the amount of $7,114,625.

From April 15, 2019 through June 7, 2019, we issued and sold, in a private placement to three accredited investors, 1,000,000 shares of our Common Stock at $0.10 per share, resulting in gross proceeds to us of $100,000.

The foregoing securities were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the stock or warrant certificates that were issued to the purchasers in connection with each of the foregoing referenced transactions.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

As of the date of this registration statement, our authorized capital stock consists of 250,000,000 shares of $0.001 par value Common Stock and 10,000,000 shares of $0.001 par value preferred stock (the “Preferred Stock”). As of the date of this registration statement, we have 195,652,872 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to an individual in fully understanding the terms of our capital stock. For a complete description, an individual should refer to our Articles of Incorporation, as amended, and our bylaws, as amended, which are included as exhibits to this registration statement and to the provisions of Nevada and California law.

Common Stock

Our Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our Common Stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we will issue all of our capital stock in uncertificated form.

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that is outstanding at the time of the dividend.

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In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes. The issuance of our Preferred Stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on our capital stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of us.

Options and Warrants

As of the date of this registration statement, we had outstanding a warrant covering 6,300,000 shares of our Common Stock, exercisable at $0.96 per share (the “A Warrant”), and a warrant covering 6,300,000 shares of our Common Stock, exercisable at $0.80 per share (the “B Warrant”) (the A Warrant and B Warrant are hereinafter collectively referred to as the “Hillair Warrants”). The Hillair Warrants expire on November 3, 2020.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Common or Preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Nevada Revised Statutes provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation, requires a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

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Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, located in Woodmere, New York.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“N.R.S.”) Section 78.7502 allows a corporation to provide in its articles of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Nevada corporate law or obtained an improper personal benefit. Our amended and restated articles of incorporation provide for this limitation of liability.

N.R.S. Section 78.7502 further provides that a Nevada corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

N.R.S. Section 78.752 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under N.R.S. Section 78.7502.

Our amended and restated articles of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Nevada Revised Statutes and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

55

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated articles of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We currently do not maintain any form of directors’ and officers’ liability insurance. However, once our financial condition allows us to do so, we will obtain standard policies of insurance that will provide coverage to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15, “Financial Statements and Exhibits.”

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

56

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of MobilityPay Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of MobilityPay Holdings, Inc. (the Company) as of March 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years ended March 31, 2019 and 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years ended March 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that MobilityPay Holdings, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, there is substantial doubt about the ability of MobilityPay Holdings, Inc. to continue as a going concern at March 31, 2019. Management’s evaluation of the events and conditions and management’s plans in regard to that matter also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Haynie & Company

We have served as the Company’s auditor since 2019.

Salt Lake City, Utah

August 9, 2019

F-2

MobilityPay Holdings, Inc.

(Formerly Content Checked Holdings, Inc.)

Balance Sheets

	As of March 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$109	$1,450
Total current assets	109	1,450
Total assets	$109	$1,450

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$195,337	$51,398
Accrued interest	20,345	2,380
Accrued liabilities	29,167	29,167
Related party liabilities	3,206	259
Short-term notes payable	20,950	—
Legal judgment liability	7,114,625	7,114,625
Total current liabilities	7,383,630	7,197,829
Long-term liabilities:
Unsecured convertible promissory notes	174,450	108,500
Total liabilities	7,558,080	7,306,329
Commitments and contingencies (Note 7)
Equity (Deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2019 and 2018	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized, 169,399,872 shares and 74,011,539 shares issued and outstanding as of March 31, 2019 and 2018, respectively	169,399	74,011
Additional paid-in capital	8,454,481	8,285,322
Accumulated deficit	(16,181,851)	(15,664,212)
Total deficit	(7,557,971)	(7,304,879)
Total liabilities and deficit	$109	$1,450

The accompanying notes are an integral part of these financial statements.

F-3

MobilityPay Holdings, Inc.

(Formerly Content Checked Holdings, Inc.)

Statements of Operations

	Year Ended March 31,
	2019	2018
Revenue	$—	$—

Operating expenses:
General and administrative	493,724	382,310
Depreciation and amortization	—	26,469
Interest expense	23,915	959,071

Total operating expenses	517,639	1,367,850

Loss from operations	(517,639)	(1,367,850)

Other income (expenses)
Other income	—	196,157
Lawsuit expense	—	(1,776,225)
Loss on impairment of intercorporate investment	—	(342,466)

Total other expenses, net	—	(1,922,534)

Loss from operations before income taxes	(517,639)	(3,290,384)

Income tax benefit	—	—

Net loss	$(517,639)	$(3,290,384)

Net loss per share	(0.006)	(0.06)

Weighted average common shares	81,708,622	50,679,458

The accompanying notes are an integral part of these financial statements.

F-4

MobilityPay Holdings, Inc.

(Formerly Content Checked Holdings, Inc.)

Statement of Stockholders’ Equity (Deficit)

	Common stock		Additional Paid in	(Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit)	Deficit
Balance as of March 31, 2017	40,292,187	40,292	8,069,041	(12,373,828)	(4,264,495)
Common stock surrender and cancellation	(21,280,648)	(21,281)	21,281	—	—
Issuance of common stock for payment to related party	55,000,000	55,000	195,000	—	250,000
Net loss	—	—	—	(3,290,384)	(3,290,384)
Balance as of March 31, 2018	74,011,539	74,011	8,285,322	(15,664,212)	(7,304,879)
Issuance of common stock for interest	388,333	388	5,562	—	5,950
Issuance of common stock for services by related party	18,177,400	18,177	163,597	—	181,774
Issuance of common stock for services by related party	76,822,600	76,823	—	—	76,823
Net loss	—	—	—	(517,639)	(517,639)
Balance as of March 31, 2019	169,399,872	$169,399	$8,454,481	$(16,181,851)	$(7,557,971)

The accompanying notes are an integral part of these financial statements.

F-5

MobilityPay Holdings, Inc.

(Formerly Content Checked Holdings, Inc.)

Statements of Cash Flows

	For the year ended	For the year ended
	March 31, 2019	March 31, 2018
Cash Flows from Operating Activities
Net loss:	$(517,639)	$(3,290,384)
Adjustment to reconcile net loss to net cash used in operating activity
Common stock issued for services	264,547	250,000
Amortization of software	—	708
Amortization of debt discount	—	861,491
Amortization of deferred financing cost	—	25,761
Impairment expense	—	342,466
Legal judgment liability	—	1,776,225
Changes in operating assets and liabilities:
Accounts payable	143,939	25,000
Accrued interest	17,965	2,380
Related party liabilities	2,947	259
Other current liabilities	—	(104,800)
Net cash used in operating activities	(88,241)	(110,894)

Cash Flows from Investing Activities
Proceeds from sales of property and equipment	—	3,844
Net cash provided by investing activities	—	3,844

Cash Flows from Financing Activities
Proceeds from convertible notes	65,950	108,500
Proceeds from issuance of short-term notes	20,950	—
Net cash provided by financing activities	86,900	108,500

Net increase (decrease) in cash and cash equivalents	(1,341)	1,450

Cash and Cash Equivalents, beginning of period	1,450	0

Cash and Cash Equivalents, end of period	$109	$1,450

The accompanying notes are an integral part of these financial statements.

F-6

MobilityPay Holdings, Inc.

(formerly Content Checked Holdings, Inc.)

Notes to Financial Statements

For the

Years Ended March 31, 2018 and 2019

Note 1 - Organization and the Nature of the Business

MobilityPay Holdings, Inc. (formerly Content Checked Holdings, Inc.) (the “Company,” “we,” “us,” or “our”) was incorporated under the laws of the State of Nevada on May 11, 2011 and has adopted a March 31 fiscal year end. We are a financial technology (fintech) company involved in the development, marketing and delivery of innovative mobile payment and associated business solutions to the U.S. gig economy. Our initial product launch will consist of a mobile application that will have as its principal feature the ability to enable digital payments to take place between individuals securely and conveniently through the use of their smartphones (the “MHI Mobile App”). Our MHI Mobile App has been designed to have particular use for effectuating digital payments in situations where an individual wants to pay another individual money as compensation for services rendered when the intended recipient of the payment is providing the services as an employee or contract worker of a third party. In addition to its payment functionality, the MHI Mobile App will deliver to its user certain mobile personal business tools which are relevant to the desires of contract workers to better manage and enhance their day-to-day work challenges and experiences.

From approximately April 2015 through May 2016, we were involved in the development and introduction to the market of a smartphone application designed for use by individuals who suffered from food allergies and intolerances (the “Content Checked App”). Our Content Checked App was intended to allow its user to scan a food product’s store barcode and be able to determine after the product scan if the particular food product contained allergens or other like substances that could be harmful to the particular user. The functional capabilities of our Content Checked App were complimented by a comprehensive menu and recipe database that we created which offered directions and ideas on how to best prepare food for individuals with allergies.

On or around January 2017, we formally terminated our Content Checked App business. A substantial reason for the termination of our Content Checked App business was the misappropriation of approximately $3.8 million of our cash by a former chief executive officer during our fiscal years ended March 31, 2015 and 2016. The misappropriation of a substantial amount of our cash assets caused us to have a compromised and continuously eroding working capital position throughout the 2016 year, ultimately culminating in our cessation of business on or around January 2017.

F-7

In July 2017, we underwent a material change in management as our former chief executive officer and chairman of the board, Kristian Finstad, resigned as an officer and director of us, and was replaced by John W. Martin, our current chief executive officer (CEO), principal financial officer and sole director. Since Mr. Martin’s appointment as our principal executive officer, principal financial officer and sole director, management has reorganized us through the reduction of certain costs, the settling of various contractual obligations and then-pending or threatened litigation, and the compromise of certain debt obligations that we incurred as a result of the termination of our legacy Content Checked App business. Additionally, our current management has led a repositioning of us as a fintech company and has been the architect of our current business objective of developing, marketing and delivering our MHI Mobile App to our intended markets.

Note 2 – Going Concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, our historical financial performance, its current financial condition and the uncertainty as to whether we will be able to obtain additional financing, raise substantial doubt about our ability to continue as a going concern. We have suffered recurring operating losses since Inception. During our fiscal year ended March 31, 2019, we incurred a net loss of $517,639, had a working capital deficiency of $7,383,521 and negative stockholders’ equity of $7,557,971. During our fiscal year ended March 31, 2018, we incurred a net loss of $3,290,384, had a working capital deficiency of $7,196,379 and negative stockholders’ equity of $7,304,879. Our ability to continue as a going concern depends on our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no assurance that we will be successful in obtaining sufficient capital, whether through the sale of equity or debt securities. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we cease to continue operating as a going concern.

In order to continue as a going concern and to develop a reliable source of revenues, and achieve a profitable level of operations, we will need, among other things, additional capital resources to execute our plan of developing, marketing and delivering our MHI Mobile App to our intended markets. Management’s plans to continue as a going concern include raising additional capital through the sales of our common stock. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans.

F-8

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

In the opinion of management, these financial statements reflect all adjustments of a normal and recurring nature which are necessary to present fairly the financial position, results of operations, and cash flows of the Company for the periods and fiscal years presented. The results of operations for these periods and fiscal years are not necessarily comparable to, or indicative of, results for any other period or fiscal year taken as a whole.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including but not limited to those related to provisions for transaction losses, legal contingencies, income taxes, revenue recognition and the valuation of goodwill and intangible assets. We base our estimates on historical experience and on various other assumptions which we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents are short-term, highly liquid investments with original maturities of three months or less when purchased and are comprised primarily of bank deposits, government and agency securities and commercial paper.

Investments

Short-term investments, which include time deposits, government and agency securities and corporate debt securities with original maturities of greater than three months but less than one year when purchased, are classified as available-for-sale and are reported at fair value using the specific identification method. Unrealized gains and losses are excluded from earnings and reported as a component of other comprehensive income (loss), net of related estimated tax provisions or benefits.

Property and equipment

Property and equipment consists primarily of computer equipment, leasehold improvements, furniture and fixtures. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets; generally, three years for furniture and fixtures, and the shorter of five years or the non-cancelable term of the lease for leasehold improvements. Repair and maintenance expenditures that do not significantly add to the value of the property, or prolong its life, are charged to expense as incurred. Gains and losses on disposition of property and equipment are included in the related period’s statement of operations.

F-9

Internal Use Software, Mobile Application and Website Development Costs

Direct costs incurred to develop software for internal use and mobile application and website development costs, including those costs incurred in developing and enhancing our mobile application brand, are capitalized when technological feasibility is established, and such costs are amortized generally over an estimated useful life of one to three years and recorded as depreciation and amortization. Costs related to the maintenance of internal use software and mobile application and website development costs are expensed as incurred.

Impairment of long-lived assets

We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if it’s carrying amount exceeds the future net cash flow the asset is expected to generate.

Revenue Recognition

We expect that once we have completed development of our MHI Mobile App and have begun to market and deliver our app to our intended markets, our revenue will primarily be derived from transaction fees that we will charge for processing payment transactions occurring across our MHI Platform. Revenue resulting from such transactions will be recognized once the payment transaction is complete.

Stock-Based Compensation

We have adopted FASB ASC 718, “Stock Compensation,” which requires companies to estimate the fair value of share-based payment awards on the grant-date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our statement of operations. We use the Black-Scholes option pricing model to determine fair value. The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as the assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the awards, and actual and projected stock option exercise behaviors of the recipients of our share-based payment awards.

F-10

In April 2015 our Board of Directors adopted, and the majority of our stockholders approved, our 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan reserved a total of 5,000,000 shares of our common stock for issuance thereunder. The 2015 Plan authorized grants to plan participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code and stock appreciation rights.

In April 2018, our shareholders approved and ratified an amendment and restatement of the 2015 Plan (the “2018 Equity Incentive Plan”). The 2018 Equity Incentive Plan gives our Board of Directors the ability to provide incentives through grants of stock options and restricted stock awards to our full-time key employees, consultants and directors (other than directors that are not compensated for their time by us or receive only a director’s fee). A total of 1,000,000 shares of our common stock are reserved for issuance under the 2018 Equity Incentive Plan.

Per Share Information

We present basic earnings (loss) per share (“EPS”) and diluted EPS on the face of the statements of operations in accordance with FASB ASC 260, “Earnings Per Share.” Basic EPS is computed as net income (loss) divided by the weighted average number of shares of our common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur from shares of common stock issuable through stock options, warrants, and other convertible securities which are exercisable during or after the reporting period. In the event of a net loss, such incremental shares are not included in EPS since their effects are anti-dilutive.

For the years ended March 31, 2019 and 2018, there were potentially dilutive debt or equity instruments issued and outstanding that were convertible or exercisable into 30,045,000 and 23,450,000 shares of our common stock, respectively, as of March 31, 2019 and 2018. Further, any such shares of common stock would have been excluded from the computation because they would have been anti-dilutive as we incurred losses during our 2019 and 2018 fiscal years.

F-11

	March 31,	March 31,
	2019	2018
Shares issuable upon conversion
of convertible notes	17,445,000	10,850,000
Warrants	12,600,000	12,600,000
Total	30,045,000	23,450,000

Fair Value of Financial Instruments

Our financial assets and liabilities are valued using market prices on both active markets (Level 1) and less active markets (Level 2). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily available pricing sources for comparable instruments, identical instruments in less active markets, or models using market observable inputs. As of March 31, 2019 and 2018, we did not have any assets or liabilities requiring measurement at fair value without observable market values that require a high level of judgment to determine fair value (Level 3). Our financial instruments, including cash, accounts receivable, other current assets, accounts payable and accrued liabilities, accrued salary and wages, accrued interest payable and short-term debt are carried at cost, which approximates their values due to the short-term maturity of these instruments.

Related Parties

Related parties are considered to be “related” to us if such parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with us. Related parties also include principal owners of us, our management, members of the immediate families of principal owners of us and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. All transactions with related parties are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to the related party.

Income Taxes

We utilize FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-12

We incurred a net operating loss for income tax purposes of $16,181,851 for the period from July 19, 2013 (inception) through March 31, 2019. This amount is available for carry forward for use in offsetting taxable income of future years through 2032.

The utilization of net loss carry forwards will likely be limited based on past and future issuances of common and preferred stock due to the ownership change provisions of Internal Revenue Code Section 382. Accordingly, a deferred income tax benefit has not been recorded for any of the periods presented in the accompanying statements of operations.

We apply the provisions of FASB ASC 740-10, “Accounting for Uncertain Tax Positions”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

We have concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from July 19, 2013 (inception) through March 31, 2019. We have not yet filed tax returns for the years ended March 31, 2018 and 2019.

In the event we were to receive an assessment for interest and/or penalties, it will be classified in the financial statements as general and administrative expense when assessed.

Recent Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. We have adopted the new guidance effective April 1, 2019. The adoption of this guidance is not expected to have a material impact on our financial statements.

F-13

In June 2018, the FASB issued amended guidance ASU No. 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance specifies that Topic 718 applies to all share-base payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment is effective for fiscal years beginning after December 15, 2018. We will adopt the amended guidance effective April 1, 2019. The adoption of this amended guidance is not expected to have a material impact on our financial statements.

In August 2018, the FASB issued amended guidance ASU No. 2018-13, “Fair Value Measurement (Topic 820)” to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance is not expected to have a material impact on our financial statements.

In August 2018, the FASB issued new accounting guidance ASU 2018-15, “Intangible – Goodwill or Other – Internal Use Software (Subtopic 350-40).” The new guidance is intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. Capitalized implementation costs should be amortized over the term of the hosting arrangement and recorded in the same financial statement line items as amounts for the hosting arrangement. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. We are evaluating the impact this new accounting guidance will have on our financial statements.

Note 4 – Related Party Transactions

Issuances of Common Stock to John W. Martin as Compensation for Services Rendered

From approximately February 2017 to November 2017, John W. Martin, our current chief executive officer, rendered legal services to us as outside legal counsel. During this period, we incurred $250,000 in legal fees to Mr. Martin. On November 17, 2017, we issued to Mr. Martin a total of 55,000,000 shares of our common stock in payment of the legal fees that we owed Mr. Martin on such date.

F-14

On March 31, 2019, we issued to Mr. Martin 76,822,600 shares of our common stock as bonus compensation to Mr. Martin for approximately two years of work on our behalf. At the time of the issuance of the shares of common stock to Mr. Martin, we were a shell company with a total stockholders’ deficit of $7,557,971. As such, our board of directors determined that the fair market value of our common stock at the time of the issuance was $0.001 per share.

Employment Agreement with John W. Martin and Compensation Paid Thereunder

On April 1, 2018, we entered into an employment agreement with John W. Martin, our current chief executive officer (the “Martin Employment Agreement”). The Martin Employment Agreement has a five-year term commencing April 1, 2018 and automatically renews for successive three-year terms unless either party to the agreement gives the other party to the agreement 90 days’ prior written notice of his or its intent not to renew the agreement. Under the Martin Employment Agreement, Mr. Martin is entitled to a base salary of $200,000 per year. The base salary is increased based on our achieving various revenue milestones. In addition, Mr. Martin is entitled to discretionary bonuses, including participation in our Annual Reward Plan, and is entitled to participate in our incentive compensation and fringe benefit programs.

During the fiscal year ended March 31, 2019, we accrued a total of $183,215 of unpaid compensation that was due to Mr. Martin pursuant to the terms of the Martin Employment Agreement. In payment of $181,774 of such unpaid compensation due to Mr. Martin, on March 31, 2019 we issued to Mr. Martin a total of 18,177,400 shares of Common Stock. At the time of the issuance of the shares of common stock to Mr. Martin, we were a shell company with a total stockholders’ deficit of $7,557,971. As such, our board of directors determined that the fair market value of our common stock at the time of the issuance was $0.001 per share.

Note 5 – Issuance of 10% Convertible Promissory Notes

From October 12, 2017 through March 21, 2019, we issued and sold an aggregate of $174,450 in principal amount 10% Convertible Promissory Notes having maturity dates of either January 1, 2019 or January 1, 2020 (the “Convertible Promissory Notes”). The outstanding principal balance of the Convertible Promissory Notes, along with any and all accrued interest thereon, was convertible by the holders thereof at any time prior to repayment on the Convertible Promissory Notes, into shares of our common stock at a conversion price of $0.01 per share (the “Optional Conversion Right”).

F-15

In addition to the Optional Conversion Right held by the Convertible Promissory Note holders, the Convertible Promissory Notes also contained an automatic conversion provision pursuant to which the Convertible Promissory Notes would be automatically converted into shares of our common stock at a conversion price of $0.01 per share upon the occurrence of one of the following events:

(a)	we issued and sold shares of our equity to investors in an equity financing resulting in aggregate gross proceeds of at least One Million Dollars ($1,000,000), excluding the conversion of the Convertible Promissory Notes and other debt; or

(z)	when we ceased to be a “shell company” (within the meaning set forth in Rule 12b-2 promulgated under the Exchange Act).

See Note 9 – Subsequent Events for additional details.

Note 6 – Hillair Secured Debenture Legal Judgment Liability

On September 3, 2015, we issued to Hillair Capital Investments, L.P. (“Hillair”) a secured convertible debenture (the “Secured Debenture”) for total gross proceeds of $4,500,000. The Secured Debenture was sold pursuant to the terms of a Securities Purchase Agreement, dated September 3, 2015 (the “SPA”), entered into by and between Hillair and us.

Pursuant to the provisions of the Secured Debenture, if we defaulted on our obligations under the Secured Debenture (an “Event of Default”), the outstanding principal amount of the Secured Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof would become, at Hillair’s election, immediately due and payable in cash, and the maturity date of the Secured Debenture would accelerate to the date of Hillair’s election. Further, commencing five (5) days after the occurrence of any Event of Default that resulted in the eventual acceleration of the Secured Debenture’s maturity date, the interest rate on the Secured Debenture would accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In addition, and as collateral security for all of our obligations under the SPA and related documents executed in connection with the issuance of the Secured Debenture, we granted to Hillair a security interest in all of our assets pursuant to the terms of a Security Agreement dated as of September 3, 2015 between us and Hillair.

On or about October 1, 2016, we committed one or more defaults under the terms of the Secured Debenture and SPA. As a result of our defaults under the terms of the Secured Debenture and SPA, Hillair, on or about December 27, 2016, declared the entire unpaid balance of the Secured Debenture immediately due and payable, and made demand upon us for payment of the sums due and owing under the terms of the Secured Debenture. We were not capable of meeting Hillair’s December 27, 2016 demand for payment.

On or about January 23, 2017, Hillair filed an action against us in the Los Angeles County Superior Court (West District) for the purpose of securing payment of the sums due and owing Hillair under the terms of the Secured Debenture (the “Action”). In the Action, Hillair sought and obtained an order appointing a receiver (the “Receiver”) over those assets of ours in which Hillair had a security interest (the “Assets”), and the Court appointed Receiver took possession of the Assets.

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On April 18, 2017, and in an effort to resolve the litigation between the parties, we and Hillair entered into a settlement agreement (the “Settlement Agreement”) pursuant to which, among other matters, we were to pay Hillair $1.2 million. Further, to secure our obligations under the Settlement Agreement, we executed a “stipulation to the entry of judgment” which provided that if we failed to meet our obligations under the Settlement Agreement, an automatic judgement would be entered against us in the Action (the “Stipulation to Judgment”).

We failed to meet certain obligations under the Settlement Agreement, and as a result thereof and pursuant to the terms of the Settlement Agreement, the Receiver sold the Assets to Hillair for $200,000 in a credit bid against the then outstanding balance due under the Secured Debenture. In addition, Hillair filed the Stipulation to Judgment with the Court, and on June 26, 2017, the Court entered a judgment against us in the total aggregate amount of $7,114,625.43 (the “Judgment”), consisting of (i) $4,840,000 in Secured Debenture principal, $2,019,360 in fees, costs, interests and damages, and (iii) $255,265.43 in attorney fees and costs of suit.

See Note 9 – Subsequent Events for additional details.

Note 7 – Options and Warrants

On September 3, 2015, and in connection with the issuance of the Secured Debenture to Hillair, we issued to Hillair a warrant covering 6,300,000 shares of our common stock, exercisable at $0.96 per share (the “A Warrant”), and a warrant covering 6,300,000 shares of our common stock, exercisable at $0.80 per share (the “B Warrant”). The A Warrant and B Warrant expire on November 3, 2020. At the time of their issuance, the A Warrant and B Warrant were valued at $5,040,000 using the Black - Scholes model. For the years ended March 31, 2019 and 2018, the A Warrant and B Warrant remained outstanding.

Note 8 – Commitments and Contingencies

Overview

From time to time, we may become a party to litigation in the normal course of business. In this regard, we are currently involved in legal proceedings which are in their early stages. If we believe that a loss arising from such matters is probable and can be reasonably estimated, we accrue the estimated liability in our financial statements. If only a range of estimated losses can be determined, we accrue an amount within the range that, in our judgment, reflects the most likely outcome; if none of the estimates within that range is a better estimate than any other amount, we accrue the low end of the range. For those proceedings in which an unfavorable outcome is reasonably possible but not probable, we have disclosed an estimate of the reasonably possible loss or range of losses or we have concluded that an estimate of the reasonably possible loss or range of losses arising directly from the proceeding (i.e., monetary damages or amounts paid in judgment or settlement) are not material. If we cannot estimate the probable or reasonably possible loss or range of losses arising from a legal proceeding, we have disclosed that fact. In assessing the materiality of a legal proceeding, we evaluate, among other factors, the amount of monetary damages claimed, as well as the potential impact of non-monetary remedies sought by plaintiffs (e.g., injunctive relief) that may require us to change our business practices in a manner that could have a material adverse impact on our business.

Except as otherwise noted for the proceedings described in this Note 8, we have concluded, based on currently available information, that we are unable to determine at this time the likely outcome of such matters, and more specifically determine whether losses arising from such matters are probable or reasonably possible. However, legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more matters were resolved against us in a reporting period for amounts in excess of management’s assessments or expectations, the impact on our operating results or financial condition for that reporting period could be material.

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Litigation

Content Checked Holdings, Inc. vs. David R. Wells, et al (Los Angeles Superior Court Case No. BC714919, July 23, 2018)

We are a plaintiff and cross-defendant in a lawsuit we filed on July 23, 2018, against David R. Wells, an individual (“Wells”), and Storycorp Consulting, a Nevada corporation controlled by Wells (“Storycorp”). We brought this lawsuit against Wells and Storycorp to remedy damages that we allege we have incurred as a result of a breach of fiduciary duty that Wells owed us as its chief financial officer during the period April 17, 2015 through November 29, 2016. More specifically, we have alleged that Wells breached his fiduciary duty to us by failing to implement and maintain adequate internal controls designed to ensure that financial statements issued by us were accurate and did not contain inaccurate statements, and by falsely representing that we maintained adequate internal controls when in fact Wells knew that we had not implemented adequate internal controls. The lack of adequate internal controls caused us to be subjected to a series of cash misappropriation activities perpetrated by a former chief executive officer of ours.

Wells and Storycorp have cross-claimed against us alleging that we owe Wells and Storycorp the sum of $50,733 as compensation for services rendered to us during the period April 17, 2015 through November 29, 2016. We have denied the cross-claim allegations of Wells and Storycorp, and discovery and other pretrial procedures are now in process in the case.

Content Checked Holdings, Inc. vs. RBSM LLP (Los Angeles Superior Court Case No. BC721119, September 11, 2018)

We are a plaintiff and cross-defendant in a lawsuit we filed on September 11, 2018, against RBSM, LLP (“RBSM”), our former auditors. We brought this lawsuit against RBSM to remedy damages that we allege we incurred from a breach by RBSM to meet its basic duties to us in connection with the performance of audit services rendered to us by RBSM. More specifically, we have alleged in the lawsuit that during RBSM’s engagement as our external auditors, RBSM became aware of certain fraudulent misappropriation activities that had been carried out by our former chief executive officer. However, notwithstanding this awareness, RBSM did not report the fraud to the appropriate governance body of us, nor did RBSM report the fraud to the SEC as required by Section 10(A) of the Exchange Act. Our lawsuit against RBSM alleges that had RBSM performed its auditing services in accordance with applicable professional standards, the SEC, our shareholders, as well as other stakeholders of us would have learned of our former chief executive officer’s fraud in time to prevent the losses and damages suffered by us and our shareholders as a result of the identified fraudulent activities.

RBSM has cross-claimed against us alleging that we owe RBSM the sum of $133,700 as compensation for auditing and accounting services previously rendered to us. We have denied the cross-claim allegations of RBSM and discovery and other pretrial procedures are now in process in the case.

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Note 9 – Subsequent Events

Issuances of Common Stock

Issuances in Connection with the Conversion of the Company’s 10% Convertible Promissory Notes

In April 2019, management determined that we had become a development stage company and ceased being a “shell company” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act. As such, and pursuant to the automatic conversion provisions contained in our then-outstanding Convertible Promissory Notes, we, on April 30, 2019, converted all of the outstanding principal balance of the Convertible Promissory Notes, along with any and all accrued interest thereon, into 19,423,000 shares of our common stock.

See Note 5 – Issuance of 10% Convertible Promissory Notes for additional details.

Issuance in Connection with Satisfaction of Judgment

On June 26, 2017, we had a legal judgment entered against us by the Los Angeles Superior Court in the aggregate amount of $7,114,625.43. The Judgment was entered against us in connection with our default under the terms of a Secured Debenture that we issued to Hillair on September 3, 2015. On May 15, 2019, we and Hillair entered into a Debt Exchange Agreement pursuant to which we issued to Hillair 5,830,000 shares of our common stock in satisfaction in full of the Judgment.

See Note 6 – Hillair Secured Debenture Legal Judgment Liability for additional details.

Private Placement Issuance of Common Stock

From April 15, 2019 through June 7, 2019, we issued and sold, in a private placement to three (3) accredited investors, 1,000,000 shares of our common stock at $0.10 per share, resulting in gross proceeds to us of $100,000.

Asset Acquisition Transaction with Hillair

On May 15, 2019, we entered into an Asset Purchase Agreement with Hillair pursuant to which we reacquired the Assets for a purchase price of $377,877. We paid the purchase price for the Assets through the issuance of a promissory note to Hillair in the principal amount of $377,877 (the “Asset Acquisition Note”). The Asset Acquisition Note bears interest at the rate of three percent (3%) per annum and is due and payable by us on or before February 1, 2021.

See Note 6 – Hillair Secured Debenture Legal Judgment Liability for additional details.

We evaluated subsequent events after the balance sheet date through the date the financial statements were issued. We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these financial statements.

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ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	The following financial statements are being filed as part of this registration statement.

(b)	Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation, and all amendments thereto, of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

10.1	MobilityPay Holdings, Inc. 2018 Amended and Restated Equity Incentive Plan.

10.2	MobilityPay Holdings, Inc. Annual Reward Plan.

10.3	Employment Agreement dated as of April 1, 2018 by and between the Registrant and John W. Martin.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of Rancho Palos Verdes, State of California.

Mobilitypay Holdings, Inc.

Dated: August 9, 2019	By:	/s/ John W. Martin
	Name:	John W. Martin
	Title:	Chief Executive Officer and Principal Financial Officer

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